                                               Filed pursuant to Rule 424(b)(1)
                                               Registration No. 333-14311

PROSPECTUS

                               2,000,000 SHARES

                                            TECHNOLOGIES
                                            INCORPORATED
                       LOGO

                                 COMMON STOCK

                              ------------------

  All of the 2,000,000 shares of Common Stock offered hereby are being sold by Vivid Technologies, Inc. ("Vivid" or the "Company"). Of such shares, 1,600,000 shares are being offered in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (as defined in "Underwriting"), and 400,000 shares are being offered outside the United States and Canada in a concurrent international offering (the "International Offering") by the International Managers (as defined in "Underwriting," and, together with the U.S. Underwriters, the "Underwriters"). These offerings are collectively referred to herein as the "Offering." See "Underwriting." The closing of the U.S. Offering is a condition to the closing of the International Offering and the closing of the International Offering is a condition to the closing of the U.S. Offering.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price and underwriting discounts and commissions are identical for each of the Offerings. See "Underwriting" for the factors considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "VVID."

                              ------------------

   SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                              ------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED  UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   Price to   Underwriting Discounts Proceeds to
                                    Public      and Commissions(1)   Company(2)
--------------------------------------------------------------------------------
Per Share.......................   $12.00              $0.84            $11.16
--------------------------------------------------------------------------------
Total(3)........................  $24,000,000       $1,680,000       $22,320,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $650,000.
    The Company intends to use $5,780,650 of the net proceeds of the Offering to redeem all of its outstanding shares of nonconvertible redeemable
    Series A Preferred Stock and Series C Preferred Stock. See "Risk Factors-- Substantial Benefits of the Offering to Existing Stockholders," "Use of Proceeds" and "Certain Transactions--Certain Financing Transactions."
(3) The Company has granted the U.S. Underwriters a 30-day option to purchase up to an aggregate of 240,000 additional shares of Common Stock solely to cover over-allotments, if any. The International Managers have been granted a similar option to purchase up to 60,000 additional shares solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public would be $27,600,000, the total Underwriting Discounts and Commissions would be $1,932,000, and the total Proceeds to Company before estimated expenses would be $25,668,000. See
    "Underwriting."

                              ------------------

  The shares of Common Stock offered by this Prospectus are offered by the U.S. Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the U.S. Underwriters and to certain further conditions. It is expected that delivery of the shares will be made at the offices of Lehman Brothers Inc., New York, New York, on or about December 16, 1996.

LEHMAN BROTHERS

                        COWEN & COMPANY

                                                        NEEDHAM & COMPANY, INC.

December 11, 1996

[Graphic consists of map of western portion of Europe with small airplanes on map signifying airports which have installed or ordered Vivid Systems]

The following legends appear on the graphics:

Vivid Logo

Installations

BELGIUM
Brussels National Airport

ENGLAND
Bristol Airport
East Midlands Airport
London Gatwick Airport
London Heathrow Airport
London Stansted Airport
Newcastle Airport
Southampton Airport

FRANCE
Paris Charles de Gaulle Airport
Paris Orly Airport*

NETHERLANDS
Amsterdam Schiphol Airport

SCOTLAND
Aberdeen Airport
Edinburgh Airport
Glasgow Airport

SPAIN
Alicante Airport*

SWITZERLAND
Zurich Airport

*Systems on Order for Installation

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

[Graphic consists of a schematic illustrating a possible configuration of the deployment of the Company's products at an airport, both in a multi-level checked baggage screening configuration in the baggage handling area and for screening carry-on baggage at the pre-board screening checkpoint area. Photographs of the Company's VIS-M systems with multiple workstations, VDS-3 system, APS system and an image of the contents of a bag created by an APS system are superimposed on the graphic.]

The following legends appear on the graphic:

General Caption: Vivid's automated explosives detection systems are designed to be used in a variety of multi-level checked baggage screening configurations in airport baggage handling areas. Vivid's systems are also designed to inspect carry-on baggage at the pre-board screening checkpoint. As of September 30, 1996 more than 100 of the Company's systems for checked baggage have been selected for use at 16 airports in Europe, of which over 70 systems were installed.

Level 1 System: The VIS-M system automatically (without the use of an operator) inspects up to 1,500 checked bags per hour. Baggage cleared by the system continues en route to the aircraft.

Level 2 Workstations: Images from bags rejected by the Level 1 system are reviewed by operators at remote Level 2 workstations. Baggage cleared by the operator continues en route to the aircraft.

Level 3 System: Baggage rejected by the Level 2 operator is forwarded to Level 3 for a more detailed automated analysis and operator review. Baggage rejected by Level 3 operators is opened in the presence of the passenger.

Advanced Passenger Screening System: The recently introduced APS system automatically indicates explosive materials contained in carry-on baggage. The system is being evaluated by various governmental agencies and has not yet been sold by the Company.

APS Image: Suspect materials are highlighted in bright red to assist the operator in the detection of explosives. Weapons, such as guns or knives, are visible to the operator without enhancement.

                                     (4/C)

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and the consolidated financial statements and notes thereto (the "Consolidated Financial Statements") appearing elsewhere in this Prospectus. All references in this Prospectus to the terms "Vivid" and the "Company" refer to Vivid Technologies, Inc., its Massachusetts predecessor and its wholly-owned subsidiaries unless otherwise required by the context. See "Risk Factors" for information that should be considered by prospective investors.

                                  THE COMPANY

  The Company is a leading developer, manufacturer and marketer of automated inspection systems which detect plastic and other explosives in airline baggage. The Company's family of advanced explosives detection systems identify targeted materials by analyzing the physical characteristics of each item in a bag, including the atomic number and mass, using patented composition analysis techniques and proprietary dual-energy X-ray technology. These systems automatically (without the use of an operator) isolate and identify targeted materials within a bag, thereby preventing a suspect bag from being loaded into an aircraft until cleared by operator inspection. The Company's systems can also be used to identify a wide variety of other substances, including drugs and currency.

  In 1993, the Company's automated systems were successfully deployed in airports as part of an integrated multi-level checked baggage screening approach that is being adopted in many countries throughout the world. As of December 1, 1996, the Company had sold more than 100 systems for installation in airports throughout Europe of which over 70 systems had been installed. The Company's systems are in use in 14 of the 17 airports that, to the knowledge of the Company, have deployed advanced integrated automated explosives detection systems. Airports at which the Company's systems are deployed include London Heathrow and London Gatwick, Paris Charles de Gaulle, Amsterdam, Zurich, Brussels and Glasgow.

  In response to the December 1988 bombing of Pan American Flight 103 over Lockerbie, Scotland, many countries began to require the installation of systems that could detect plastic and other explosives in airline baggage. Europe, led by the United Kingdom, has been at the forefront of deploying advanced automated explosives detection screening equipment. The United Kingdom Department of Transport (the "UK DOT") has required all of the United Kingdom's commercial airports to deploy systems for 100% screening of international checked baggage by the end of 1997. The European Civil Aviation Conference ("ECAC"), an organization of 33 member states, has agreed to implement 100% screening of international checked baggage by the year 2000. In the Asia/Pacific region, major new airports and terminals, including those in Hong Kong, Malaysia, Singapore and South Korea, are being designed to include 100% screening of international checked baggage. In the United States, the Federal Aviation Administration (the "FAA") has adopted more comprehensive standards for explosives detection systems than those adopted by the rest of the world. To date, no system has demonstrated that it meets these standards under realistic airport operating conditions. As a result, only a limited number of explosives detection systems have been deployed, primarily on a test basis, in the United States. In response to the recent crash of TWA Flight 800 off Long Island, New York in July 1996, the United States has enacted legislation which includes a $144.2 million allocation for the purchase of explosives detection systems and other advanced security equipment by air carriers and airport authorities.

  The Company believes that the success of its systems is attributable to their high performance, cost effectiveness, reliability, product breadth and system flexibility. These systems identify plastic and other high explosives, with relatively low false alarm rejections at throughputs of up to 1,500 bags per hour, which is comparable to the peak throughput of existing baggage handling equipment. The Company's installed base has had a reported average system availability of over 99% at airports of varying sizes, including London Heathrow, one of the world's largest international airports, serving more than 50 million passengers per year.

  The Company's objectives are to maintain its leadership in the airport automated explosives detection systems market and to apply its technology to address complementary applications. The key elements of the

Company's strategy to achieve these objectives are to maintain its technological leadership, to continue its international expansion, to capitalize on the emerging United States market, to expand its product line and applications for those products, and to explore strategic alliances and acquisitions to complement its products and technology.

  The Company believes that installations of advanced automated explosives detection systems at airports will accelerate the adoption of this technology for other security applications, including the screening of airline carry-on baggage, the protection of government and private facilities, and the screening of mail. The Company is also exploring opportunities with various governmental agencies in the United States and internationally to use its equipment for the detection of drugs and currency. Further, the Company believes that its technology can expand the use of X-ray in food processing and other process control applications by providing enhanced or new value-added functions such as material analysis, segregation and sorting of materials, and quality control.

  The Company was incorporated as a Massachusetts corporation in May 1989 under the name of QDR Security, Inc. The Company changed its name to Vivitech, Inc. in June 1989 and was renamed Vivid Technologies, Inc. in September 1989. In October 1996, the Company changed its state of incorporation to Delaware. The Company's principal executive offices are located at 10E Commerce Way, Woburn, Massachusetts 01801, and its telephone number is (617) 938-7800.

                                  THE OFFERING

 Common Stock offered by the Company in the U.S. Offering........... 1,600,000 shares
 Common Stock offered by the Company in the International Offering..   400,000 shares
 Common Stock to be outstanding after the Offering(1)............... 8,879,770 shares
 Use of proceeds.................................................... For working capital and general corporate
                                                                     purposes. In addition,
                                                                     approximately $5.8
                                                                     million of the net
                                                                     proceeds will be used to
                                                                     redeem certain non-
                                                                     convertible redeemable
                                                                     Preferred Stock. See
                                                                     "Use of Proceeds."
 Nasdaq National Market symbol...................................... VVID

--------
(1) Based upon the number of shares of Common Stock outstanding as of December 1, 1996. Excludes 1,189,769 shares of Common Stock reserved for issuance as of December 1, 1996 upon exercise of outstanding stock options and warrants. See "Management--Stock Option Plans," "Description of Securities--Warrants" and Notes 6 and 7 to the Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             YEAR ENDED SEPTEMBER 30,
                                      -----------------------------------------
                                       1992     1993     1994    1995    1996
                                      -------  -------  ------- ------- -------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Revenues............................  $   631  $ 2,854  $13,801 $14,437 $15,578
Income (loss) before income
 taxes(1)...........................   (2,091)    (859)   2,910   2,104   1,165
Net income (loss)...................  $(2,091) $  (859) $ 2,810 $ 2,014 $ 1,165
                                      =======  =======  ======= ======= =======
Net income (loss) per common and
 common equivalent share............  $ (0.38) $ (0.15) $  0.39 $  0.28 $  0.15
                                      =======  =======  ======= ======= =======
Weighted average number of common
 and common equivalent shares
 outstanding........................    5,496    5,815    7,198   7,275   7,869
                                      =======  =======  ======= ======= =======

                                                           SEPTEMBER 30, 1996
                                                         -----------------------
                                                         ACTUAL   AS ADJUSTED(2)
                                                         -------  --------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital ........................................ $(1,037)    $20,760
Total assets............................................  11,963      27,725
Currently redeemable preferred stock....................   5,781         --
Stockholders' equity....................................     177      21,847

--------
(1) Fiscal 1994, 1995 and 1996 expenses include litigation expenses of $0.2 million, $0.3 million and $1.2 million, respectively, primarily relating to certain patent litigation which was settled by the Company on November 6, 1996. See "Risk Factors--Limited Protection of Intellectual Property Rights; Patent Litigation," "Business--Intellectual Property" and "--Legal Proceedings."
(2) Adjusted to give effect to the sale of the 2,000,000 shares of Common Stock offered hereby and the application of the proceeds therefrom, after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                                ----------------

  The Vivid name and logo is a service mark of the Company. H-1, VIS, VIS-W, VIS-M, VDS, VDS-II, VDS-III, APS, and Rapid Detection System are trademarks of the Company.

  Unless otherwise indicated, all information in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option, (ii) the redemption of 578,065 shares of non-convertible redeemable Series A Preferred Stock and Series C Preferred Stock effective upon the closing of the Offering, (iii) the conversion of all of the Company's issued and outstanding shares of convertible Series B Preferred Stock and Series D Preferred Stock into an aggregate of 5,045,850 shares of Common Stock effective upon the closing of the Offering, and (iv) the filing of an amended and restated Certificate of Incorporation (the "Restated Certificate of Incorporation") eliminating the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, and effecting certain other changes. See "Risk Factors--Substantial Benefits of the Offering to Existing Stockholders," "Use of Proceeds," "Certain Transactions--Certain Financing Transactions," "Description of Securities" and the Consolidated Financial Statements.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, investors should carefully consider the following risk factors when evaluating an investment in the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere in this Prospectus.

  Reliance on a Significant Customer. In fiscal 1994, 1995 and 1996, sales to BAA plc ("BAA"), formerly the British Airport Authority, accounted for approximately 88%, 76% and 79% of the Company's revenues, respectively. BAA is scheduled to complete deployment of checked baggage explosives detection systems at its seven airports by the end of 1997. As a result, the Company expects that its revenues from BAA will become increasingly dependent upon sales of upgrades, replacement equipment and services, new orders from BAA will decrease during fiscal 1997 and revenues from BAA will decrease during the second half of fiscal 1997. The inability of the Company to obtain orders from customers other than BAA would have a material adverse effect on the Company's business and financial condition. See "Business--Customers."

  Dependence on Government Regulation. The Company's sales of its explosives detection systems for use in airports has been and will continue to be dependent upon governmental initiatives to require or support the screening of baggage with advanced explosives detection systems. Substantially all of such systems have been installed at airports in countries in which the applicable governmental or regulatory authority overseeing the operations of the airport has mandated such screening. Such mandates are influenced by many factors outside of the control of the Company, including political and budgetary concerns of governments, airlines and airports. In the United States, the Aviation Security Act of 1990 directed the FAA to develop a standard for explosives detection systems and required airports in the United States to deploy systems meeting this standard by 1993. The standard adopted by the FAA is more comprehensive than standards adopted in most other countries. The FAA first certified a computed tomography ("CT") system in December 1994. However, the FAA has recognized that this system must undergo further testing to resolve whether it can operate under realistic airport operating conditions, including processing baggage at required throughput rates. To date, no system has demonstrated that it meets the FAA standard under realistic airport operating conditions. As a result, the FAA has not required the installation of automated explosives detection systems, and only a limited number of these systems have been deployed, primarily on a test basis, in the United States. The Company's systems do not meet the FAA certification standard. There can be no assurance that any of the Company's systems will ever meet this or any other United States certification standard. Moreover there can be no assurance that additional countries will mandate the implementation of effective explosives screening of airline baggage, or that, if mandated, the Company's systems will meet the certification or other requirements of the applicable governmental authority. See "Business--Regulation."

  In October 1996, the United States enacted legislation which includes a $144.2 million allocation for the purchase of explosives detection systems and other advanced security equipment by air carriers and airport authorities. There can be no assurance that this legislation will not be modified to reduce the funding for advanced explosives equipment, that the necessary appropriations will be made to fund the purchases of advanced explosives equipment contemplated by the legislation, or that, even if such appropriation is made, any of the Company's automated explosives detection systems will be purchased for installation at any airports in the United States. See "Business--Industry Background."

  Developing Market; Uncertainty of Market Acceptance. The explosives detection system market is at a relatively early stage of development. Acceptance of explosives detection systems on a broad basis will be dependent upon the acceptance and adoption of explosives detection systems by airlines and airports throughout the world, the expansion of applications for explosives detection technology, government initiatives to support the expansion of this market, the performance and price of the Company's and its competitors' products, customer reaction to those products and continued cost and performance improvements in explosives detection technology. There can be no assurance that the explosives detection market will develop further or that the

Company will be successful in marketing its products effectively and obtaining broader market acceptance for its products. Failure to do so would have a material adverse effect on the Company's business and financial condition. Further, if one of the Company's or a competitor's systems were to fail to detect explosives and such failure resulted in an airline bombing, the ability of the Company to market its products could be materially adversely affected. See "Business--Industry Background."

  Substantial Benefits of the Offering to Existing Stockholders. The Company intends to use $5.8 million of the net proceeds of the Offering to redeem all of its outstanding shares of nonconvertible redeemable Series A Preferred Stock and Series C Preferred Stock. This use of proceeds will result in a substantial benefit to certain existing stockholders, including Beta Partners Limited Partnership, an affiliate of a director of the Company, which owns an aggregate of 80,121 shares of Series A and Series C Preferred Stock and will therefore receive $0.8 million of the net proceeds of this offering. See "Use of Proceeds" and "Certain Transactions--Certain Financing Transactions."

  Dependence on Management and Key Employees. The Company's success will depend in large part on the continued services of its executive officers and other key management employees. The loss of one or more key management employees or the failure to attract and retain additional personnel could have a material adverse effect on the Company's business and financial condition.
S. David Ellenbogen, the Company's President, Chief Executive Officer and Chairman of the Board, and Dr. Jay A. Stein, the Company's Senior Vice President and a Director, also serve in similar positions at Hologic, Inc. ("Hologic"). Under a management agreement between the Company and Hologic, Hologic has agreed to provide management services to the Company, including the part-time assistance of Mr. Ellenbogen and Dr. Stein. Recently, Mr. Ellenbogen and Dr. Stein have devoted approximately 20 and eight hours per week, respectively, to the Company. The Company has commenced a search for a Chief Operating Officer to further support its anticipated growth. There can be no assurance that the Company will be able to attract and retain a qualified Chief Operating Officer on a timely basis, if at all, or that the Company will be able to successfully integrate such person, if hired. Mr. Ellenbogen has advised the Company that, after the integration of such person, he intends to reduce his time commitment to the Company. The failure of the Company to attract and retain a qualified Chief Operating Officer could have a material adverse effect on the Company's business and financial condition. See "Management" and "Certain Transactions--Hologic, Inc."

  Significant Fluctuations and Unpredictability of Operating
Results. Significant annual and quarterly fluctuations in the Company's results of operations may be caused by several factors, including the overall demand for explosives detection systems, market acceptance of the Company's products, the timing of regulatory approvals for the Company's system and government initiatives to promote the use of explosives detection systems such as those manufactured and sold by the Company. Other factors that may cause fluctuations in operating results include the timing of the announcement, introduction and delivery of new products and product enhancements by the Company and its competitors, variations in the Company's product mix and component costs, timing of customer orders, adjustments of delivery schedules to accommodate customers programs, the availability of materials and labor necessary to produce the Company's products, the availability of components from suppliers, the timing and level of expenditures in anticipation of future sales, and pricing and other competitive conditions. Customers may also cancel or reschedule shipments and production difficulties could delay shipments. Relatively few system sales to relatively few customers comprise a significant portion of the Company's revenues in each quarter. Therefore, small variations in the number of systems sold could have a significant effect on the Company's results of operations. The Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

  Lengthy Sales Cycle. As a result of the significant capital and other commitments required to install and integrate the Company's products into an airport baggage handling system, foreign regulatory approval requirements, and the developing nature of the explosives detection market, the Company has experienced extended sales cycles with its customers. The Company's sales efforts with certain existing and potential customers have extended over several years. Customers may initially purchase one or a few units for extensive testing and evaluation before making a decision regarding volume purchases and, in certain circumstances, the

Company may provide a potential customer with a demonstration unit for regulatory testing and evaluation free of charge. Delays in anticipated purchase orders could have a material adverse effect on the Company's business and financial condition. See "Risk Factors--Significant Fluctuations and Unpredictability of Operating Results" and "Business--Marketing and Sales."

  Reliance on International Sales. In fiscal 1995 and 1996, international sales accounted for approximately 91% and 95%, respectively, of the Company's revenues. The Company anticipates that international sales will continue to account for a significant percentage of the Company's revenues. Risks associated with international sales include, among other things, international regulatory requirements and policy changes, political and economic instability, possible foreign currency controls, intellectual property protection, currency exchange rate fluctuations, tariffs or other barriers, staffing and management of foreign operations, inventory management, accounts receivable collection and the management of distributors or representatives. In addition, most foreign countries have their own regulatory approval requirements for sales of the Company's products. As a result, the Company's introduction of new products into international markets can be costly and time consuming, and there can be no assurance that the Company will be able to obtain the required regulatory approvals on a timely basis, if at all. Furthermore, the Company's international sales have been denominated primarily in United States dollars. The Company anticipates that its international sales may increasingly be denominated in foreign currencies, which will expose the Company to increased risks of currency fluctuation. There can be no assurance that risks associated with international sales and operations will not have a material adverse effect on the Company's business and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Marketing and Sales."

  Uncertainty of Product Development. The Company's success will depend upon its ability to enhance its existing products, and to develop new products to meet regulatory and customer requirements and to achieve market acceptance. The enhancement and development of these products will be subject to all of the risks associated with new product development, including unanticipated delays, expenses, technical problems or other difficulties that could result in the abandonment or substantial change in the commercialization of these enhancements or new products. Given the uncertainties inherent with product development and introduction, there can be no assurance that the Company will be successful in introducing products or product enhancements on a timely basis, if at all, or that the Company will be able to market successfully these products and product enhancements once developed.

  Rapid Technological Change. The market for the Company's products is characterized by rapid technological change and evolving industry requirements. The Company believes that its future success will depend in large part upon its ability to enhance its existing products and to successfully develop new products that meet regulatory and customer requirements and gain market acceptance. There can be no assurance that the Company's products will not be rendered obsolete by new industry standards or changing technology.

  Competition. The markets for the Company's products are highly competitive. The Company's systems compete against dual energy X-ray as well as other competing technologies, including CT and trace detection. Certain of the Company's competitors have substantially greater manufacturing, marketing and financial resources than the Company. In addition, other major corporations have recently announced their intention to enter the security screening market. One of the Company's competitors has developed a product based upon CT scanner technology that was certified by the FAA. However, the FAA has recognized that this system must undergo further testing to resolve whether it can operate under realistic airport operating conditions. None of the Company's products have been certified by the FAA. Competitors may develop superior products or products of similar quality for sale at the same or lower prices. Other technical innovations may impair the Company's ability to market its products. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. See "Business-- Competition."

  Limited Protection of Intellectual Property Rights; Patent Litigation. The Company's success depends significantly upon proprietary technology. The Company relies on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect its proprietary rights, all of which afford only limited protection. The Company has obtained two patents and has pending four patent applications in the United States. In addition, for certain foreign countries the

Company has pending patent applications that correspond to the subject matter of certain United States patents and patent applications. There can be no assurance that any of the Company's patent applications will be granted, that any patent or patent application will provide significant protection for the Company's products and technology, or that the Company's current or future products, processes or technology will not be challenged under patents held by competitors or potential competitors. Moreover, there can be no assurance that foreign intellectual property laws will protect the Company's intellectual property rights. In the absence of significant patent protection, the Company may be vulnerable to competitors who attempt to copy the Company's products, processes or technology.

  The Company has an exclusive perpetual license to use certain patent rights and technology developed by Hologic for the development, manufacture and sale of X-ray screening security systems for explosives, drugs, currency and other contraband (subject to termination by either party for certain defined defaults). The Company also has a nonexclusive license to use this technology for the development, manufacture and sale of X-ray-based products for process control applications in the food and beverage industries. If the Company desires to develop products for other applications, it must either use alternative technology or obtain an additional license from Hologic. There can be no assurance that the Company would be able to develop or license alternative technology for any additional applications, or that the Company would be able to license Hologic's technology for these applications on favorable terms, if at all. In addition, there can be no assurance that Hologic will not develop or license its technology to others for applications competitive with those that may be developed by the Company outside of areas for which the Company has an exclusive license. See "Certain Transactions-- Hologic, Inc."

  The Company has been involved in patent litigation with EG&G Astrophysics Research Corporation ("EG&G"), in which each party claimed that the other was infringing certain patents held by the other. On November 6, 1996, the Company and EG&G signed a settlement agreement pursuant to which, among other things, each party agreed not to sue the other for patent infringement for nonmedical uses of X-ray technology covered by each other's existing patents or by patent applications which claim priority from such patents, or, for products existing as of September 12, 1996, covered by patents that may be issued pursuant to existing patent applications. As a result, each party will have broad rights to use the other's existing X-ray technology for an unlimited period of time. There can be no assurance that EG&G will not use the Company's technology in a manner that would materially and adversely affect the Company's business and financial condition. See "Business--Intellectual Property" and "--Legal Proceedings."

  In May 1996, in response to allegations made by American Science and Engineering, Inc. ("AS&E") to third parties that the Company was infringing AS&E's patents, the Company filed an action seeking a declaratory judgment that the Company is not infringing AS&E's patents. In August 1996, AS&E filed an answer and counterclaim alleging that the Company is infringing one or more of eight AS&E patents. In October 1996, the court dismissed AS&E's infringement counterclaims, but has allowed AS&E to raise more specific infringement counterclaims upon AS&E asserting factual support for such claims. Although the Company does not believe that it is infringing any valid patent of AS&E, there can be no assurance that AS&E will not raise more specific infringement counterclaims. Failure of the Company to prevail in this litigation could have a material adverse effect on the Company's business and financial condition. See "Business--Intellectual Property" and "--Legal Proceedings."

  Management of Growth. The Company has undergone a period of growth, and any continued expansion may significantly strain the Company's management, financial and other resources. Due to the level of technical and marketing expertise necessary to support its existing and new customers, the Company must attract and retain highly qualified and well-trained personnel. There are a limited number of persons with the requisite skills to serve in these positions, and it may become increasingly difficult for the Company to hire such personnel. The Company's expansion may also significantly strain the Company's management, manufacturing, financial and other resources. There can be no assurance that the Company's systems, procedures, and controls will be adequate to support the Company's operations. Failure to manage the Company's growth properly could have a material adverse effect on the Company's business and financial condition. See "Management."

  Risks Associated with Possible Acquisitions. The Company intends to pursue potential acquisitions of businesses, products and technologies that could complement or expand the Company's business. There can be no assurance that the Company will be able to identify any appropriate acquisition candidate. If the Company identifies an acquisition candidate, there can be no assurance that the Company would be able to successfully negotiate the terms of any such acquisition, finance such acquisition or integrate such acquired business, products or technologies into the Company's existing business and products. Furthermore, the negotiation of potential acquisitions as well as the integration of an acquired business could cause diversion of management's time and resources, and require the Company to use proceeds from the Offering to consummate a potential acquisition. There can be no assurance that a given acquisition, whether or not consummated, would not have a material adverse effect on the Company's business or financial condition. If the Company consummates one or more significant acquisitions in which consideration consists of Common Stock, stockholders of the Company could suffer significant dilution of their interests in the Company. See "Risk Factors--Management of Growth."

  Dependence on Principal Supplier for APS System. The Company purchases all of the X-ray mainframes for its recently introduced APS automated explosives detection system for carry-on baggage from Gilardoni S.p.A. ("Gilardoni"), which is located in Italy. The Company and Gilardoni are negotiating an arrangement under which the Company will manufacture the X-ray mainframes for the APS systems to be sold outside of Europe, and Gilardoni will manufacture certain of the Company's systems to be sold in Europe. There can be no assurance that these negotiations will be successful. An inability of the Company to obtain timely deliveries of X-ray mainframes of acceptable quality on favorable terms from Gilardoni could materially adversely affect the Company's sales of APS systems.

  Potential for Product Liability Claims. The Company's business involves the risk of product liability claims inherent to the explosives detection industry. There are many factors beyond the control of the Company that could result in the failure of the Company's products to detect explosives, such as the reliability of a customer's operators, the ongoing training of such operators and the maintenance of the Company's products by its customers. For these and other reasons, there can be no assurance that the Company's products will detect all explosives concealed in screened bags. The failure to detect an explosive could give rise to product liability claims and result in negative publicity that could have a material adverse effect on the Company's business and financial condition. The Company currently maintains aviation product liability insurance with an aggregate coverage limit of $150 million per year, subject to certain deductibles and exclusions. There can be no assurance that this insurance will be sufficient to protect the Company from product liability claims, or that product liability insurance will continue to be available to the Company at a reasonable cost, if at all.

  Concentration of Ownership; Control by Management. Upon completion of the Offering, the Company's executive officers, directors and their affiliates and members of their immediate families will beneficially own approximately 24.7% of the outstanding shares of Common Stock, excluding shares issuable upon exercise of options and warrants. As a result, these stockholders, if acting together, will be able to exert substantial influence over actions requiring stockholder approval, including the election of directors, amendments to the Company's Restated Certificate of Incorporation, mergers, sales of assets or other business acquisitions or dispositions. See "Principal Stockholders."

  Antitakeover Provisions. The Company's Restated Certificate of Incorporation contains certain provisions that may discourage bids for the Company. This could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. See "Description of Securities."

  No Prior Market for Common Stock; Possible Volatility of Stock Price. Prior to the Offering, there has been no public market for the Common Stock, and no assurance can be given that any market for the Common Stock will develop or be sustained. The initial public offering price was determined through negotiations between the Company and the Underwriters. Such price may not be indicative of prices of the Common Stock that will prevail in the trading market. In addition, the market price for the Common Stock may be highly volatile. Factors such as the announcement of technical innovations or new products by the Company or its competitors, announcements of and changes in government initiatives to promote the use of the Company's or its competitor's products, variations in anticipated or actual operating results, market conditions and general economic conditions may have a significant impact on the market price of the Common Stock. See "Underwriting."

  Shares Eligible for Future Sale. Sales of shares of Common Stock in the public market following the Offering by existing stockholders or option or warrant holders could adversely affect the market price of the Common Stock. Upon the expiration of contractual lock-up periods 180 days after the effective date of this Prospectus (or earlier upon the consent of Lehman Brothers), 4,657,440 shares of Common Stock (plus shares issuable upon the exercise of then vested options) will become eligible for sale subject to the restrictions of Rule 144, and in some cases, Rule 701 under the Securities Act, and 2,207,330 shares of Common Stock will be eligible for sale in the public market without restriction under Rule 144(k). Upon the expiration of the lock-up period, holders of 2,898,520 shares of Common Stock and warrants to acquire 210,199 shares of Common Stock will have certain registration rights. See "Shares Eligible for Future Sale."

  Immediate and Substantial Dilution. Based upon the net tangible book value of the Company at September 30, 1996, purchasers of Common Stock offered hereby will experience immediate and substantial dilution of approximately $9.52 per share. Purchasers of Common Stock will experience additional dilution if outstanding options and warrants are exercised. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to be received by the Company from the sale of the shares of Common Stock offered hereby are estimated to be $21.7 million after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company.

  The principal purposes of the Offering are to increase the Company's capitalization and financial flexibility, to provide a public market for the Common Stock and to facilitate future access to public equity markets. The Company believes that its enhanced financial position will provide the Company with needed flexibility to respond to technological and market developments and opportunities, and enhance its ability to attract and retain customers.

  The Company intends to use $5.8 million of the net proceeds to redeem all of its outstanding shares of non-convertible redeemable Series A Preferred Stock and Series C Preferred Stock, including $0.8 million to Beta Partners Limited Partnership, an affiliate of a director of the Company. The Company anticipates that the balance of the net proceeds will be used to increase funds available for general corporate purposes, including working capital, research and development, international sales and service offices and capital equipment. In addition, the Company may use a portion of the proceeds to expand its presence in Europe and the Asia/Pacific region, including to expand its sales and service office in the United Kingdom, to establish additional sales and service offices in Europe and in the Asia/Pacific region, and to establish a manufacturing operation in one or more of those regions. Proceeds may also be used to acquire companies, technologies or products that complement the business of the Company. As of the date of this Prospectus, the Company has no agreements or commitments and is not currently engaged in any negotiations for any such acquisition. See "Risk Factors--Risks Associated with Possible Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Pending such uses, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing investments.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its capital stock and does not plan to pay any cash dividends in the foreseeable future. The Company's current policy is to retain all of its earnings to finance future growth. The Company's bank line of credit prohibits the payment of cash dividends without prior bank approval.

                                   DILUTION

  At September 30, 1996, the Company had a pro forma net tangible book value of $0.2 million or $0.02 per share of Common Stock. "Net tangible book value per share" represents the tangible book value of the Company (total tangible assets less total liabilities) divided by the number of shares of Common Stock outstanding on a pro forma basis, after giving effect to the conversion of all of the Company's outstanding shares of Series B and Series D Preferred Stock into 5,045,850 shares of Common Stock. Without taking into account any changes in such net tangible book value after September 30, 1996, other than to give effect to the sale by the Company of the 2,000,000 shares of Common Stock offered by the Company hereby after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, the pro forma net tangible book value of the Company at September 30, 1996 would have been $21.8 million, or $2.48 per share. This represents an immediate increase in the net tangible book value per share of $2.46 to existing stockholders and an immediate dilution of the net tangible book value per share of $9.52 to persons purchasing the Common Stock offered hereby (the "New Investors"). The following table illustrates this per share dilution:

   Initial public offering price per share........................       $12.00
     Pro forma net tangible book value per share before the
      Offering.................................................... $0.02
     Increase per share attributable to New Investors.............  2.46
                                                                   -----
   Pro forma as adjusted net tangible book value per share after
    the Offering..................................................         2.48
                                                                         ------
   Dilution per share to New Investors............................       $ 9.52
                                                                         ======

  The following table sets forth on a pro forma basis, as of September 30, 1996, the total number of shares purchased from the Company after giving effect to the sale of the 2,000,000 shares of Common Stock offered by the Company hereby, the total consideration paid to the Company and the average price per share paid by existing stockholders and by New Investors:

                             SHARES PURCHASED  TOTAL CONSIDERATION
                             ----------------- ------------------- AVERAGE PRICE
                              NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                             --------- ------- ----------- ------- -------------
Existing Stockholders....... 6,786,370    77%  $   659,290     3%     $ 0.10
New Investors............... 2,000,000    23    24,000,000    97       12.00
                             ---------   ---   -----------   ---
  Total..................... 8,786,370   100%  $24,659,290   100%
                             =========   ===   ===========   ===

  The above information assumes (i) no exercise of the Underwriters' over-allotment option, (ii) the conversion of all outstanding Series B Preferred Stock and Series D Preferred Stock into an aggregate of 5,045,850 shares of Common Stock and (iii) no exercise of outstanding options and warrants after September 30, 1996. As of September 30, 1996, there were outstanding options and warrants to purchase an aggregate of 1,260,569 shares of Common Stock at exercise prices ranging from $0.10 to $3.00 per share. If all of these options and warrants were exercised in full, there would be additional dilution to New Investors. See "Management--Stock Option Plans," "Certain Transactions-- Certain Financing Transactions," "Description of Securities--Warrants" and Notes 6 and 7 to the Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth (a) the capitalization of the Company as of September 30, 1996 and (b) the as adjusted capitalization of the Company to give effect to (i) the conversion of all of the Company's outstanding shares of Series B Preferred Stock and Series D Preferred Stock into 5,045,850 shares of Common Stock, (ii) the filing of the Restated Certificate of Incorporation, and (iii) the sale of the 2,000,000 shares of Common Stock offered by the Company hereby and the application of the net proceeds therefrom after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company. This table should be read in conjunction with the Consolidated Financial Statements included elsewhere in this Prospectus.

                                                         SEPTEMBER 30, 1996
                                                       -----------------------
                                                         ACTUAL    AS ADJUSTED
                                                       ----------  -----------
Obligation under capital leases....................... $   36,888  $    36,888
                                                       ==========  ===========
Redeemable preferred stock, $.01 par value:
  Series A Preferred Stock:
    Authorized--234,375 shares actual, none as
     adjusted
    Issued and outstanding--234,375 shares actual,
     none as adjusted................................. $2,343,750  $       --
  Series C Preferred Stock:
    Authorized--343,690 shares actual, none as
     adjusted
    Issued and outstanding--343,690 shares actual,
     none as adjusted.................................  3,436,900          --
Stockholders' equity:
  Preferred Stock, $.01 par value:
      Authorized--none actual, 1,000,000 shares as
       adjusted
      Issued and outstanding--none actual or as
       adjusted.......................................        --           --
  Convertible Preferred Stock, $.01 par value:
    Series B Preferred Stock:
      Authorized--250,000 shares actual, none as
       adjusted
      Issued and outstanding--250,000 shares actual,
       none as adjusted...............................      2,500          --
    Series D Preferred Stock:
      Authorized--254,585 shares actual, none as
       adjusted
      Issued and outstanding 254,585 shares actual,
       none as adjusted...............................      2,546          --
  Common Stock, $.01 par value:
      Authorized--7,500,000 shares actual, 30,000,000
       shares as adjusted
      Issued and outstanding--1,740,520 shares actual,
       8,786,370 shares as adjusted...................     17,405       87,864
Capital in excess of par value........................    594,279   22,198,866
Accumulated deficit...................................   (440,149)    (440,149)
                                                       ----------  -----------
  Total stockholders' equity .........................    176,581   21,846,581
                                                       ----------  -----------
      Total capitalization............................ $5,957,231  $21,846,581
                                                       ==========  ===========

--------
(1) Excludes 1,260,569 shares of Common Stock reserved as of September 30, 1996 for issuance upon exercise of outstanding options and warrants. See Notes 6 and 7 to the Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table contains certain selected consolidated financial data of the Company and is qualified in its entirety by the more detailed Consolidated Financial Statements included elsewhere in this Prospectus. The statement of operations data for the fiscal years ended September 30, 1994, 1995 and 1996, and the balance sheet data as of September 30, 1995 and 1996, have been derived from the Consolidated Financial Statements, which statements have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The statement of operations data for the fiscal years ended September 30, 1992 and 1993, and the balance sheet data as of September 30, 1992, 1993 and 1994 have been derived from the Company's consolidated financial statements, which statements have been audited by Arthur Andersen LLP and are not included in this Prospectus. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements appearing elsewhere herein.

                                          YEAR ENDED SEPTEMBER 30,
                                   -------------------------------------------
                                    1992     1993     1994     1995     1996
                                   -------  -------  -------  -------  -------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues.........................  $   631  $ 2,854  $13,801  $14,437  $15,578
Cost of revenues.................      368    1,921    6,762    6,129    6,899
                                   -------  -------  -------  -------  -------
  Gross margin...................      263      933    7,039    8,308    8,679
                                   -------  -------  -------  -------  -------
Operating expenses:
  Research and development.......    1,620    1,139    2,296    3,653    3,462
  Selling and marketing..........      113      317      716    1,077    1,395
  General and administrative.....      549      221      916    1,120    1,515
  Litigation expenses............      --       --       199      309    1,150
                                   -------  -------  -------  -------  -------
    Total operating expenses.....    2,282    1,677    4,127    6,159    7,522
                                   -------  -------  -------  -------  -------
Income (loss) from operations....   (2,019)    (744)   2,912    2,149    1,157
Interest income (expense), net...      (72)    (115)      (2)     (45)       8
                                   -------  -------  -------  -------  -------
Income (loss) before income
 taxes...........................   (2,091)    (859)   2,910    2,104    1,165
Provision for income taxes.......      --       --       100       90      --
                                   -------  -------  -------  -------  -------
  Net income (loss)..............  $(2,091) $  (859) $ 2,810  $ 2,014  $ 1,165
                                   =======  =======  =======  =======  =======
Net income (loss) per common and
 common equivalent share.........  $ (0.38) $ (0.15) $  0.39  $  0.28  $  0.15
                                   =======  =======  =======  =======  =======
Weighted average number of common
 and common equivalent shares
 outstanding.....................    5,496    5,815    7,198    7,275    7,869
                                   =======  =======  =======  =======  =======
                                                SEPTEMBER 30,
                                   -------------------------------------------
                                    1992     1993     1994     1995     1996
                                   -------  -------  -------  -------  -------
                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital..................  $(1,292) $  (338) $ 2,054  $ 3,968  $(1,037)
Total assets.....................    1,153    1,509    6,365    7,740   11,963
Redeemable preferred stock,
 including current portion.......    4,144    5,781    5,781    5,781    5,781
Stockholders' equity (deficit)...   (5,217)  (5,887)  (3,065)  (1,045)     177

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and the Consolidated Financial Statements included elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

OVERVIEW

  The Company was founded in 1989 to develop, manufacture and market automated explosives detection systems following the bombing of Pan American Flight 103 over Lockerbie, Scotland. Following its organization, the Company undertook extensive research and development, introducing its first free standing automated explosives detection system, the H-1, in 1991, and its first integrated automated explosives detection systems for Level 1 and Level 2 screening, the VIS and VDS, in 1993. The Company commenced commercial shipments of its VIS and VDS systems in January 1994. As of December 1, 1996, the Company had sold more than 100 systems for installation in airports throughout Europe of which over 70 systems had been installed.

  The Company's sales are primarily to owners and operators of airports, including foreign governments and regulatory authorities. The Company's revenues are derived primarily from product sales. The Company recognizes revenue from product sales upon shipment to the customer, provided that no significant Company obligations remain outstanding and collection of the related receivable is deemed probable by management. The Company accrues for anticipated warranty and installation costs upon shipment. The Company's revenues also include government research and development grants and revenues from service, the sale of spare parts and training, which have comprised less than 10% of revenues in the periods presented. In fiscal 1995 and 1996, the Company recognized $1.4 million and $0.7 million, respectively, in development revenue from an FAA grant. As of September 30, 1996, the Company had substantially completed its work under this grant.

  The Company has an exclusive perpetual license to use certain patent rights and technology developed by Hologic for the development, manufacture and sale of X-ray screening security systems for explosives, drugs, currency and other contraband (subject to termination by either party for certain defined defaults). The Company also has a nonexclusive license to use these patents and technology for the development, manufacture and sale of X-ray based products which may be used for process control applications in the food and beverage industries. See "Risk Factors--Limited Protection of Intellectual Property Rights; Patent Litigation" and "Certain Transactions--Hologic, Inc."

  The Company's cost of revenues includes a 5% royalty payable with respect to product sales and other revenues derived from certain patents and technology exclusively licensed from Hologic for use in the development, manufacture and sale of X-ray screening security systems for explosives, drugs, currency and other contraband. This royalty will be reduced to 3% upon the Company reaching $50 million in cumulative revenues under this exclusive license agreement, and eliminated upon the Company reaching $200 million of such cumulative revenues. Through September 30, 1996 the Company had recorded revenues in the aggregate amount of approximately $46.9 million subject to this exclusive license. See "Business--Intellectual Property" and "Certain Transactions--Hologic, Inc."

  In fiscal 1994, 1995 and 1996, sales to BAA accounted for approximately 88%, 76% and 79% of revenues, respectively. BAA is scheduled to complete deployment of checked baggage explosives detection systems at its seven airports by the end of 1997. As a result, the Company expects that its revenues from BAA will become increasingly dependent upon sales of upgrades, replacement equipment and services, new orders from BAA will decrease during fiscal 1997 and revenues from BAA will decrease during the second half of fiscal 1997. The failure of the Company to obtain orders from customers other than BAA would have a material adverse effect on the Company's business and financial condition. See "Risk Factors-- Reliance on a Significant Customer."

  Substantially all of the Company's revenues have been generated by sales to customers outside the United States. The Company's foreign sales have occurred principally in the UK and other Western European countries. The Company has a sales and service office in the UK to support its European operations, plans to expand its presence in Europe and the Asia/Pacific Region, and expects international sales to remain an important component of the Company's business. The Company's export sales have been denominated primarily in United States dollars. To the extent that the Company changes its pricing practices to denominate prices in foreign currencies, the Company will be exposed to increased risks of currency fluctuation. See "Risk Factors--Reliance on International Sales."

RESULTS OF OPERATIONS

  For the periods indicated, the following table sets forth the percentage of revenues represented by the respective line items in the Company's consolidated statement of operations:

                                                                 YEAR ENDED
                                                                SEPTEMBER 30,
                                                               ----------------
                                                               1994  1995  1996
                                                               ----  ----  ----
Revenues...................................................... 100%  100%  100%
Cost of revenues..............................................  49    42    44
                                                               ---   ---   ---
  Gross margin................................................  51    58    56
Operating expenses:
  Research and development....................................  17    25    22
  Selling and marketing.......................................   5     8     9
  General and administrative..................................   7     8    10
  Litigation expenses.........................................   1     2     8
                                                               ---   ---   ---
    Total operating expenses..................................  30    43    49
                                                               ---   ---   ---
Income from operations........................................  21    15     7
Interest income (expense), net................................ --    --    --
                                                               ---   ---   ---
Income before income taxes....................................  21    15     7
Provision for income taxes....................................   1     1   --
                                                               ---   ---   ---
  Net income .................................................  20%   14%    7%
                                                               ===   ===   ===

  FISCAL YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1995

  Revenues. Revenues increased by approximately 8% to $15.6 million in fiscal 1996, from $14.4 million in fiscal 1995. This increase was the result of an increase in product sales which was partially offset by a decrease in FAA development grants. The increase in product sales was primarily attributable to an increase in unit sales, which was partially offset by lower average selling prices.

  Gross Margin. Gross margin decreased to 56% of revenues in fiscal 1996 compared to 58% of revenues in fiscal 1995. The decrease in gross margin was primarily attributable to the Company's change in product mix, lower average selling prices, and a reduction in revenues associated with the Company's FAA grant which were partially offset by manufacturing efficiencies.

  During fiscal 1995 and the first half of fiscal 1996, the Company's product sales consisted primarily of sales of the VIS-W. During the second half of fiscal 1996, product sales shifted to the newly introduced VIS-M, VDS-III, and SDE upgrades, each of which has a lower average selling price than the VIS-W. The Company was able to reduce certain component cost and achieve other manufacturing efficiencies in the design of the VIS-M and VDS-III, which substantially offset these lower selling prices. In addition, the Company's work under its FAA grant was completed in the third quarter of fiscal 1996. The effect of this grant increased the Company's gross margin by approximately 2% in the first three quarters of fiscal 1996. The Company believes that it will continue to experience pricing pressures in fiscal 1997. There can be no assurance that the Company will be able to continue to reduce manufacturing costs to offset further reductions, if any, in prices.

  Research and Development Expenses. Research and development expenses decreased by approximately 5% to $3.5 million (22% of revenues) in fiscal 1996 from $3.7 million (25% of revenues) in fiscal 1995. The decrease was primarily attributable to expenditures in fiscal 1995 related to the Company's development of its VIS-M product, which was substantially completed by the first quarter of fiscal 1996.

  Selling and Marketing Expenses. Selling and marketing expenses increased by approximately 29% to $1.4 million (9% of revenues) in fiscal 1996 from $1.1 million (8% of revenues) in fiscal 1995. The increase was primarily attributable to additional sales and support personnel, and to an increase in advertising, consulting and trade show costs. The Company anticipates that it will continue to expand its selling and marketing efforts in fiscal 1997.

  General and Administrative Expenses. General and administrative expenses increased by approximately 35% to $1.5 million (10% of revenues) in fiscal 1996 from $1.1 million (8% of revenues) in fiscal 1995. The increase was primarily attributable to an increase in personnel and additional overhead costs related to the Company's move to a new facility in March 1996. The Company anticipates that it will continue to increase its general and administrative costs in fiscal 1997.

  Litigation Expenses. The Company incurred $1.2 million and $0.3 million of litigation expenses in fiscal 1996 and 1995, respectively, primarily in connection with the Company's patent litigation with EG&G. On November 6, 1996, the Company entered into an agreement with EG&G to settle this litigation. The litigation expenses in fiscal 1996 also included expenses incurred in connection with the Company's litigation with AS&E. In October 1996, the court dismissed AS&E's infringement counterclaims, but has allowed AS&E to raise more specific infringement counterclaims upon AS&E asserting factual support for such claims. As a result of the Company's settlement with EG&G, the Company expects litigation expenses to be substantially reduced in fiscal 1997. See "Risk Factors--Limited Protection of Intellectual Property Rights; Patent Litigation," "Business--Intellectual Property" and "--Legal Proceedings."

  Interest Income (Expense), Net. The Company recognized net interest income of $8,000 in fiscal 1996 and net interest expense of $45,000 in fiscal 1995. The change in interest income (expense), net was primarily attributable to reduced average borrowings by the Company under its bank working capital line of credit.

  Provision for Income Taxes. The Company recorded no provision for income taxes in fiscal 1996 compared to an effective tax rate of 4% in fiscal 1995. The provision for income taxes in fiscal 1996 reflected the Company's recognition of a deferred tax asset. This reduction reflects management's determination, in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 109, that it is more likely than not that this deferred tax asset will be utilized. If the Company had not recognized this deferred tax asset, the Company's effective tax rate in fiscal 1996 would have been 16%. The Company expects that its effective tax rate will be slightly lower than the statutory tax rates primarily due to the use of tax credits and the tax benefits associated with the Company's foreign sales corporation.

  FISCAL YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1994

  Revenues. Revenues increased by approximately 5% to $14.4 million in fiscal 1995 from $13.8 million in fiscal 1994. The increase was primarily attributable to an increase in development revenues that were partially offset by a slight decrease in product revenues. In fiscal 1995, the Company recognized $1.4 million in development revenues from the FAA, compared to no such development revenues in fiscal 1994. Product sales in fiscal 1995 reflected a significant increase in sales of the Company's VIS-W product which was offset by a decrease in the number of other products sold.

  Gross Margin. Gross margin increased to 58% of product sales in fiscal 1995 from 51% of product sales in fiscal 1994. Gross margin increased as a percentage of revenues in fiscal 1995 primarily due to a volume increase in the number of VIS-W systems sold and associated manufacturing efficiencies. The Company began commercial shipments of its systems in fiscal 1994. Sales during this period consisted primarily of first generation VDS systems. In fiscal 1995, sales shifted primarily to the higher priced VIS-W systems. During the year, the Company was able to achieve certain manufacturing efficiencies in connection with the sale of these systems, primarily through the reduction of component costs. During fiscal 1995, the Company also received revenues from an FAA grant. The effect of this grant decreased the Company's gross margin by approximately 2% in fiscal 1995.

  Research and Development Expenses. Research and development expenses increased by approximately 59% to $3.7 million (25% of revenues) in fiscal 1995 from $2.3 million (17% of revenues) in fiscal 1994. The increase was primarily attributable to the addition of engineering personnel and outside consultants working on the development of new products and product enhancements, including the Company's VIS-M product.

  Selling and Marketing Expenses. Selling and marketing expenses increased by approximately 50% to $1.1 million (8% of revenues) in fiscal 1995 from $0.7 million (5% of revenues) in fiscal 1994. The increase was primarily attributable to additional sales and support personnel, including staffing of the Company's United Kingdom office, and to an increase in advertising and trade show costs.

  General and Administrative Expenses. General and administrative expenses increased by approximately 22% to $1.1 million (8% of revenues) in fiscal 1995 from $0.9 million (7% of revenues) in fiscal 1994. The increase was primarily attributable costs associate with the Company's growth, including the addition of personnel, additional costs associated with its United Kingdom subsidiary and an increase in management services provided by Hologic.

  Litigation Expenses. The Company incurred $0.3 million and $0.2 million of litigation expenses in fiscal 1995 and 1994, respectively, in connection with the Company's patent litigation with EG&G.

  Interest Income (Expense), Net. The Company incurred net interest expense of $45,000 and $2,000, respectively, in fiscal 1995 and fiscal 1994, respectively. The increase was primarily attributable to increased average borrowings by the Company under its bank working capital line of credit.

  Provision for Income Taxes. The Company's effective tax rate was 4% in fiscal 1995 and 3% in fiscal 1994. The provision for income taxes in these years consisted primarily of federal alternative minimum tax. The Company's effective tax rate was lower than the statutory tax rates due primarily to the use of tax credits, the use of net loss carryforwards, and certain tax benefits associated with the Company's foreign sales corporation incorporated in December 1994.

QUARTERLY RESULTS OF OPERATIONS

  The following table presents certain unaudited consolidated quarterly financial information for the eight quarters ended September 30, 1996. In the opinion of the Company's management, this information has been prepared on the same basis as the Consolidated Financial Statements appearing elsewhere in this Prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial results set forth herein. Results of operations for any previous quarter are not necessarily indicative of results for any future periods.

                                                        QUARTER ENDED
                          -------------------------------------------------------------------------
                          DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30
                            1994     1995     1995     1995      1995     1996     1996     1996
                          -------- -------- -------- --------- -------- -------- -------- ---------
                                                       (IN THOUSANDS)
UNAUDITED CONSOLIDATED
 STATEMENT OF OPERATIONS
 DATA:
Revenues................   $3,795   $3,575   $3,357   $3,710    $3,017   $3,224   $3,921   $5,416
Cost of revenues........    1,801    1,745    1,507    1,076     1,259    1,398    1,704    2,538
                           ------   ------   ------   ------    ------   ------   ------   ------
 Gross margin...........    1,994    1,830    1,850    2,634     1,758    1,826    2,217    2,878
Operating expenses:
 Research and
  development...........      805    1,054    1,023      771       789      799      924      950
 Selling and marketing..      237      262      296      282       285      268      434      408
 General and
  administrative........      277      247      332      264       341      364      365      445
 Litigation expenses....       98      111       18       82        61       61       61      967
                           ------   ------   ------   ------    ------   ------   ------   ------
 Total operating
  expenses..............    1,417    1,674    1,669    1,399     1,476    1,492    1,784    2,770
                           ------   ------   ------   ------    ------   ------   ------   ------
Income from operations..      577      156      181    1,235       282      334      433      108
Interest income
 (expense), net.........       (9)     (23)     (20)       7        18        7      (23)       6
                           ------   ------   ------   ------    ------   ------   ------   ------
Income before income
 taxes..................      568      133      161    1,242       300      341      410      114
Provision for income
 taxes..................       24        6        7       53       --       --       --       --
                           ------   ------   ------   ------    ------   ------   ------   ------
 Net income.............   $  544   $  127   $  154   $1,189    $  300   $  341   $  410   $  114
                           ======   ======   ======   ======    ======   ======   ======   ======
                                                        QUARTER ENDED
                          -------------------------------------------------------------------------
                          DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30,
                            1994     1995     1995     1995      1995     1996     1996     1996
                          -------- -------- -------- --------- -------- -------- -------- ---------
AS A PERCENTAGE OF TOTAL
 REVENUES:
Revenues................      100%     100%     100%     100%      100%     100%     100%     100%
Cost of revenues........       48       49       45       29        42       43       43       47
                           ------   ------   ------   ------    ------   ------   ------   ------
 Gross margin...........       52       51       55       71        58       57       57       53
                           ------   ------   ------   ------    ------   ------   ------   ------
Operating expenses:
 Research and
  development...........       21       30       31       21        26       25       24       18
 Selling and marketing..        6        7        9        8        10        8       11        7
 General and
  administrative........        7        7       10        7        11       11        9        8
 Litigation expenses....        3        3      --         2         2        2        2       18
                           ------   ------   ------   ------    ------   ------   ------   ------
 Total operating
  expenses..............       37       47       50       38        49       46       46       51
                           ------   ------   ------   ------    ------   ------   ------   ------
Income from operations..       15        4        5       33         9       11       11        2
Interest income
 (expense), net.........      --        --      --       --          1      --       (1)      --
                           ------   ------   ------   ------    ------   ------   ------   ------
Income before income
 taxes..................       15        4        5       33        10       11       10        2
Provision for income
 taxes..................        1      --       --         1       --       --       --       --
                           ------   ------   ------   ------    ------   ------   ------   ------
 Net income.............       14%       4%       5%      32%       10%      11%      10%       2%
                           ======   ======   ======   ======    ======   ======   ======   ======

  The Company's results of operations have been and may continue to be subject to significant quarterly fluctuations, due to a number of factors, many of which are beyond the control of the Company. Relatively few system sales to relatively few customers comprise a significant portion of the Company's revenues in each quarter. Therefore, small variations in the number of systems sold could have a significant effect on the Company's results of operations. The Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. See "Risk Factors--Significant Fluctuations and Unpredictability of Operating Results."

  The Company has received a substantial portion of its revenues from product sales to BAA. In the third quarter of fiscal 1996, the Company began shipment of its first VIS-M products. In the same period, the Company began upgrading previously installed systems with its new scatter detection enhancement technology. Revenues in the fourth quarter of fiscal 1996 also reflected sales of its freestanding VDS systems, including its VDS-III, which the Company introduced and began shipping in that quarter.

  The quarterly fluctuations of the Company's gross margin was primarily attributable to changing product mix, initial costs associated with the introduction of the Company's VIS-M and VDS-III products increased manufacturing efficiencies achieved as the Company's products have matured and, in fiscal 1995, year-end inventory adjustments.

  The Company's research and development expense increased in the third and fourth quarters of fiscal 1996, primarily reflecting expenses incurred in the development of the Company's APS explosives detection system for carry-on baggage and the continued enhancement of its existing products. The growth of selling and marketing expenses and general and administrative expenses reflects the Company's growing infrastructure, including increased marketing, operational and administrative staff to support the Company's sales and anticipated growth, and increased trade show costs. The increase in litigation expenses in the fourth quarter of 1996 was primarily attributable to expenses incurred in connection with the Company's litigation with EG&G, which was settled on November 6, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has funded its operations and capital expenditures through internally generated cash flow, proceeds from sales of securities and the availability of a working capital line of credit. At September 30, 1996, the Company had a working capital deficit of $1.0 million, including $1.7 million in cash and cash equivalents. The Company also has a $3.0 million bank line of credit which expires on February 28, 1997. The Company's bank line of credit bears interest at the bank's prime rate (8.25% as of September 30, 1996). The line of credit is secured by substantially all of the Company's assets and contains certain financial and other covenants. At September 30, 1996, the Company had no amounts outstanding under this line of credit.

  During fiscal 1996, the Company's net cash used in operating activities was approximately $0.2 million. During that period, $2.6 million and $1.6 million increases in accounts receivable and inventory, respectively, were partially offset by net income and non-cash depreciation and amortization expenses totaling $1.5 million and an increase in accounts payable, accrued expenses and customer deposits of $0.8 million, $1.2 million and $1.0 million, respectively. As of September 30, 1996, the Company had a $3.5 million account receivable due from BAA, a significant portion of which was overdue. As of October 15, 1996, $3.4 million of this account receivable had been paid. The increase in accrued expenses is primarily attributable to the Company's settlement of its litigation with EG&G and expenses associated with the Company's increased sales in the fourth quarter of fiscal 1996.

  During fiscal 1995, operating activities provided the Company with net cash of $1.0 million. During that period, net income and non-cash depreciation and amortization expenses totaling $2.3 million were partially offset by increases in inventory, accounts receivable and other current assets, and a $0.7 million reduction in customer deposits. The reduction in customer deposits reflected the Company's decision to change its terms of sale to reduce or eliminate customer deposits in response to customer demands.

  The Company's capital expenditures during fiscal 1996 and in fiscal 1995 were $0.43 million and $0.38 million, respectively. While the Company does not have any significant commitments for capital expenditures, the Company anticipates that it will continue to purchase equipment to support its anticipated growth.

  During fiscal 1996 and during fiscal 1995, the net cash used in and provided by financing activities were $0.3 million and $7,000, respectively. Net cash provided by financing activities is primarily attributable to borrowings under the Company's bank line of credit and proceeds from the sale of Common Stock pursuant to employee stock options.

  The Company has 578,065 shares of redeemable non-convertible Series A and Series C Preferred Stock outstanding. All of these shares are redeemable within one year of September 30, 1996. The Company will redeem all of the issued and outstanding shares of the Series A and Series C Preferred Stock at the closing of the Offering in order to eliminate certain rights and preferences of the holders of such stock.

  In May 1996, in response to allegations made by AS&E to third parties that the Company was infringing AS&E's patents, the Company filed an action seeking a declaratory judgment that the Company is not infringing AS&E's patents. In August 1996, AS&E filed an answer and counterclaim alleging that the Company is infringing one or more of eight AS&E patents. In October 1996, the court dismissed AS&E's infringement counterclaims, but has allowed AS&E to raise more specific infringement counterclaims upon AS&E asserting factual support for such claims. Although the Company does not believe that it is infringing any valid patent of AS&E, there can be no assurance that AS&E will not raise more specific infringement counterclaims. Currently, management does not believe that it is probable that this litigation will have a material adverse effect on the Company's business and financial condition; however, there can be no assurance that this will be the case. See "Risk Factors--Limited Protection of Intellectual Property Rights; Patent Litigation," "Business-- Intellectual Property" and "--Legal Proceedings."

  The Company believes that the net proceeds from the Offering, cash received from operations and its current sources of liquidity will be adequate to fund the Company's operations through at least the next twelve months. However for a discussion of certain factors that could adversely affect the Company's financial position and results of operations, see "Risk Factors."

RECENT ACCOUNTING PRONOUNCEMENTS

  In October 1995, the Financial Accounting Standards Board issued SFAS 123 "Accounting for Stock-Based Compensation," which becomes effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. However, entities are allowed to elect whether to measure compensation expense for stock-based compensation under SFAS 123 or APB No. 25, "Accounting for Stock Issued to Employees." The Company has elected to remain with the accounting under Accounting Principles Board ("APB") Opinion No. 25 and will make the required pro forma disclosures of net income and earnings per share as if the provisions of SFAS 123 had been applied in its September 30, 1997 financial statements. The potential impact of adopting this standard on the Company's pro forma disclosures of net income and earnings per share has not been quantified at this time.

                                   BUSINESS

OVERVIEW

  The Company is a leading developer, manufacturer and marketer of automated inspection systems which detect plastic and other explosives in airline baggage. The Company's family of advanced explosives detection systems identify targeted materials by analyzing the physical characteristics of each item in a bag, including the atomic number and mass, using patented composition analysis techniques and proprietary dual-energy X-ray technology. These systems automatically (without the use of an operator) isolate and identify targeted materials within a bag, thereby preventing a suspect bag from being loaded into an aircraft until cleared by operator inspection. The Company's systems can also be used to identify a wide variety of other substances, including drugs and currency.

  In 1993, the Company's automated systems were successfully deployed in airports as part of an integrated multi-level checked baggage screening approach that is being adopted in many countries throughout the world. As of December 1, 1996, the Company had sold more than 100 systems for installation in airports throughout Europe of which over 70 systems had been installed. The Company's systems are in use in 14 of the 17 airports that, to the knowledge of the Company, have deployed advanced integrated automated explosives detection systems. Airports at which the Company's systems are deployed include London Heathrow and London Gatwick, Paris Charles de Gaulle, Amsterdam, Zurich, Brussels and Glasgow.

INDUSTRY BACKGROUND

  Markets. There are over 600 commercial airports worldwide providing scheduled service to more than 2.5 billion passengers per year. Of these airports, over 400 are located in the United States, 150 in Europe and 50 in the Asia/Pacific region. Based upon the installations of the Company's systems, the Company believes that one integrated multi-level checked baggage screening system can serve up to approximately one million passengers per year in mid-size and large airports. The capabilities of each integrated multi-level system at each airport, as well as the number of systems required, will vary depending upon a variety of factors, including the explosives detection equipment deployed, the configuration of the airport's baggage handling systems, the nature of the integration of the explosives detection equipment with the airport's baggage handling systems and the profile of the airport's passenger traffic flow. Airports deploying advanced explosives detection equipment, including smaller airports, may choose to implement one or more freestanding systems.

  The Company believes that the implementation of effective checked baggage screening will highlight the ineffectiveness of conventional X-ray systems to identify explosives in carry-on baggage. The United Nations International Civil Aviation Organization ("ICAO") requires all 184 member states to inspect 100% of international carry-on baggage for the detection of weapons, and virtually all airports use conventional X-ray systems for this purpose. The Company believes that several thousand of these conventional X-ray systems are installed in airports throughout the world, and that these systems are candidates for replacement with more sophisticated systems.

  Market Evolution and Government Initiatives. In the 1970s, in response to hijackings, airports worldwide began to install X-ray systems to screen carry-on baggage for weapons such as guns and knives. When combined with walk-through metal detectors, these systems substantially reduced the number of airplane hijackings. The success of these systems in airports also fostered their adoption for use by governmental agencies and private companies. As the threat to civil aviation evolved in the early 1980's from hijackings to bombings, many countries required checked baggage on international flights to be inspected. Most equipment initially deployed for this purpose have been conventional X-ray systems. Although conventional X-ray systems are effective for the detection of weapons made from dense materials with defined shapes, such as guns and knives, they are ineffective in detecting explosive materials that are not as dense and can be molded into virtually any shape.

  In response to the December 1988 bombing of Pan American Flight 103 over Lockerbie, Scotland, many countries began the installation of systems that could detect plastic and other explosives in airline baggage. Europe, led by the United Kingdom, has been at the forefront of deploying advanced automated explosives detection equipment.The United Kingdom Department of Transport (the "UK DOT") has required the United

Kingdom's commercial airports to deploy systems for 100% screening of international checked baggage by the end of 1997. The European Civil Aviation Conference ("ECAC"), an organization of 33 member states, has agreed to implement 100% screening of international checked baggage by the year 2000. Several of those countries, including Belgium, France, Netherlands, Spain and Switzerland, have begun to implement checked baggage screening approaches similar to that adopted by the United Kingdom.

  In the Asia/Pacific region, major new airports and terminals, including those in Hong Kong, Malaysia, Singapore and South Korea, are being designed to include 100% screening of international checked baggage using advanced automated explosives detection systems. These and other countries in the region, including Japan, are also studying the implementation of these systems at existing airports.

  Following the Pan American Flight 103 bombing, the United States enacted the Aviation Security Improvement Act of 1990 (the "Aviation Security Act"). The Aviation Security Act directed the Federal Aviation Administration (the "FAA") to develop a standard for explosives detection systems and required airports in the United States to deploy systems meeting this standard by 1993. The standard adopted by the FAA is more comprehensive than standards adopted by the rest of the world. To date, no system has demonstrated that it meets the FAA standard under realistic airport operating conditions, including processing baggage at required throughput rates. As a result, the FAA has not required the installation of automated explosives detection systems, and only a limited number of these systems have been deployed, primarily on a test basis, in the United States.

  In response to the recent crash of TWA Flight 800 off Long Island, New York in July 1996, President Clinton formed the White House Commission on Aviation Safety and Security, chaired by Vice President Gore (the "Gore Commission"), to review airline and airport security and oversee aviation safety. The Gore Commission released its initial report in September 1996, and in October 1996, the United States enacted legislation which includes a $144.2 million allocation for the purchase of explosives detection systems and other advanced security equipment by air carriers and airport authorities.

  Implementation of Checked Baggage Systems. Effective screening of checked baggage for explosives and other contraband is a complex task. To accomplish this task while meeting the operational requirements of airports, a screening system must be flexible, accurate, fast, reliable and cost-effective. The screening system must have the ability to effectively identify a wide range of explosives, including plastic explosives which can be molded into virtually any shape. In addition, the system must have an acceptable false alarm rate, rejecting only a limited percentage of explosive-free luggage. The system must also process baggage rapidly and have limited down-time to avoid delays. Costs associated with installation include the cost of modifying the airport's baggage handling system to accommodate the explosives detection equipment and the cost of integrating that equipment with the baggage handling system. A key component of the cost of operation is the staffing associated with operating these systems.

  Several advanced explosives detection systems have been developed to address these requirements, each with its own inherent advantages and limitations. These systems include dual energy X-ray, trace detection and computed tomography ("CT") systems. Dual energy X-ray systems measure the X-ray absorption properties of a bag's contents at two different X-ray energies to determine if any of the items have the physical characteristics of explosive materials. Trace detection equipment, known as "sniffers," detect particulate and chemical traces of explosive materials collected by an operator by wiping or vacuuming the bag under inspection. CT systems use hundreds of partial X-ray images, referred to as slices, to analyze the contents of a bag. The FAA first certified a CT-based system in December 1994. However, the FAA has recognized that this system must undergo further testing to resolve whether it can operate under realistic airport operating conditions, including processing baggage at required throughput rates. Certain information, which has been derived from publicly available information, regarding each of these systems is set forth in the following table:

         TECHNOLOGY              EQUIPMENT PRICE    THROUGHPUT (1)  FILM SAFETY
----------------------------- --------------------- -------------- -------------
Dual Energy X-ray............ $200,000 - $  450,000  900 - 1,500   Film safe
Trace Detection.............. $ 50,000 - $  170,000  120 -   180   Film safe
Computed Tomography.......... $800,000 - $1,000,000  100 -   260   Not film safe

--------
(1) Throughput measures the number of bags that can be inspected by the system per hour.

  In 1993, BAA plc ("BAA"), formerly the British Airport Authority and one of the first airport operators to implement 100% checked baggage screening using automated explosives detection equipment, developed a multi-level automated screening approach that integrates the explosives detection equipment directly into the airport baggage handling systems. The multi-level approach, which is being adopted throughout Europe and the Asia/Pacific region, separates the screening process into multiple steps, and permits the use of equipment at each stage that is most suitable for the requirements of that particular stage.

  Under the multi-level approach, a fully-automated Level 1 explosives detection system is integrated into the existing airport baggage handling system to screen rapidly all baggage without an operator in attendance. Bags rejected by the Level 1 system are subjected to Level 2 inspection. Level 2 inspection equipment allows an operator to review and manipulate images of the contents of the rejected bags provided by the Level 1 system or a separate Level 2 system. If the operator rejects the bag, it is forwarded for Level 3 inspection. Level 3 inspection is the slowest and the most detailed process. Bags rejected at Level 3 are then inspected by hand in the presence of the passenger. Bags not rejected at any inspection level are conveyed by the baggage handling system for loading into the aircraft. This multi-level approach, when implemented with rapid automated explosives detection equipment, can maintain the processing rates of existing baggage handling systems. The multi-level approach also significantly reduces operating costs by reducing staffing requirements.

  Level 1 inspection systems, which must inspect all baggage on a conveyor line, are often required to inspect baggage during peak periods at the rate of 900 to 1,500 bags per hour (2.4 to 4.0 seconds per bag) in order to avoid delays in the baggage handling process. Level 2 inspection systems are often required to process baggage at the rate of 180 to 360 bags per hour (10 to 20 seconds per bag). Level 3 systems can be slower to accommodate the greater precision required for the operator to fully inspect the bag in order to avoid the undesirable and expensive final inspection process, which requires the bag to be reunited with the passenger and inspected by hand.

  As a result of their high throughput rates, dual energy X-ray explosives detection systems have been deployed in all integrated Level 1 and most Level 2 installations. Trace Detection, and to a lesser extent CT scanners, have generally been deployed as Level 3 systems. More recently, enhanced versions of dual energy X-ray explosives detection systems have been deployed as Level 3 systems. In addition, trace detection, dual energy X-ray and CT scanners have been deployed as free-standing checked baggage explosives detection systems.

  Implementation of Carry-on Baggage Systems. There are currently no requirements for the use of automated explosives detection systems to screen carry-on baggage. However, the presence of explosives in carry-on baggage poses a serious threat to civil aviation. A published industry source estimated that approximately one quarter of bombs smuggled on board aircraft were hidden in carry-on baggage. Although the current focus of explosives detection efforts has been on the screening of checked baggage, a potential extension of explosives detection technology is to screen carry-on baggage.

THE VIVID SOLUTION

  The Company has developed a family of effective explosives detection systems that automatically (without the use of an operator) isolate and identify suspect materials in airport baggage and prevent the rejected baggage from being loaded into an aircraft until cleared by operator inspection. The Company's systems are in use in 14 of the 17 airports that, to the knowledge of the Company, have deployed advanced integrated automated explosives detection systems. Airports at which the Company's systems are deployed include London Heathrow and London Gatwick, Paris Charles de Gaulle, Amsterdam, Zurich, Brussels and Glasgow. Many of the Company's customers have placed multiple orders for the Company's systems and have served as referrals for additional sales. The Company believes that the success of its systems is attributable to the following advantages:

  High Performance. The Company's patented composition analysis techniques and proprietary X-ray technology enable its systems to effectively identify plastic and other high explosives, with relatively low false alarm rejections at throughputs of up to 1,500 bags per hour, which is comparable to the peak throughput of existing baggage handling equipment. The Company believes that no competitive system offers as high a throughput with comparable detection capabilities and false alarm rates as the Company's VIS systems. The Company's systems are capable of being upgraded to detect many new materials as they are developed.

  Cost Effectiveness. The Company has introduced a number of innovations to reduce the cost of installation, integration and operation of a multi-level checked baggage screening system. As a result, the Company believes that its integrated systems achieve a competitive cost per bag inspected, including the cost of the equipment, installation, integration and operation.

  Proven Reliability. The Company's installed base of over 70 systems, some of which have been in continuous operation since 1992, have a reported average system availability of over 99%.

  Product Breadth and System Flexibility. The Company offers a broad line of automated explosives detection systems that address the security needs of airports of varying sizes under a variety of operating conditions. Airports which have installed the Company's systems range in size from England's Southampton Airport, which processes approximately 500,000 passengers per year, to London Heathrow Airport, which processes more than 50 million passengers per year.

STRATEGY

  The Company's objectives are to maintain its leadership in the airport automated explosives detection systems market and to apply its technology to address complementary applications. The key elements of the Company's strategy to achieve these objectives are as follows:

  MAINTAIN TECHNOLOGICAL LEADERSHIP. The Company has been at the forefront of developing and advancing the market for automated explosives detection systems. The Company believes that it was the first to introduce the following: (i) an X-ray-based advanced automated explosives detection system for checked baggage screening capable of being fully integrated into an airport baggage handling system; (ii) an explosives detection system architecture allowing multiple workstations to display images from multiple Level 1 systems; (iii) an explosives detection system combining dual energy X-ray with scatter detection technology; and (iv) a dual energy X-ray-based explosives detection system allowed for use as a Level 3 inspection system. The Company intends to expand upon its core technical expertise to continue offering leading edge automated screening solutions.

  CONTINUE INTERNATIONAL EXPANSION. The Company has concentrated its initial marketing efforts on airports in countries outside of the United States in response to the early adoption of advanced explosives detection equipment in those markets. The Company believes that the deployment of its systems in Europe provides valuable referral sites to promote further sales of its products. The Company has established a sales and servicing subsidiary in the United Kingdom to support its European efforts and plans to expand its presence in Europe and in the Asia/Pacific region.

  CAPITALIZE ON EMERGING UNITED STATES MARKET. Through September 1996, the FAA had not mandated the deployment of any advanced explosives detection systems. In October 1996, the United States enacted legislation which includes a $144.2 million allocation for the purchase of explosives detection systems and other advanced security equipment by air carriers and airport authorities. The Company is expanding its sales and marketing force to address this emerging market and is working actively with the FAA, other government agencies, airlines, airport operators, Congressional committees and the Gore Commission to promote the efficacy and cost-effectiveness of its products for deployment in United States airports.

  EXPAND PRODUCT LINE AND APPLICATIONS. The Company is expanding its product line and applications of its existing products to serve markets other than explosives detection screening of airport checked baggage. These new market opportunities include the screening of airport carry-on baggage, the protection of government and private facilities, the detection of drugs and currency, the screening of mail and advanced process control.

  EXPLORE STRATEGIC ALLIANCES AND ACQUISITIONS. The Company intends to pursue strategic alliances, acquisitions and licenses of complementary technologies to further enhance its growth.

PRODUCTS

  The Company develops, manufactures and markets a family of advanced automated systems that can detect explosives and other contraband in airline baggage and other parcels. The first market to emerge for these systems has been explosives detection for airline baggage. The Company's product line includes Level 1 and Level 2 integrated automated explosives detection systems for checked baggage, freestanding automated explosives detection systems for Level 3, terminal and baggage hall inspection of checked baggage, and an automated explosives detection system for carry-on baggage. The list prices for the Company's automated integrated and freestanding checked baggage explosives detection systems range from approximately $250,000 to $450,000. The Company's list price for its carry-on baggage explosives detection system is approximately $75,000. As of December 1, 1996, the Company had sold more than 100 systems for installation in airports throughout Europe of which over 70 systems had been installed.

  Each of the Company's automated checked baggage explosives detection systems uses a proprietary instrumentation quality power supply that generates alternating high (150kV) and low (75kV) energy pulses at film safe levels of exposure. The power supply is driven by an X-ray controller that uses both current and source voltage feedback to maintain a stable, repeatable fan shaped X-ray beam. As the X-ray beam passes through the bag and its contents, a portion of the beam is absorbed (referred to as X-ray absorption or attenuation) and a portion is scattered. The beam that passes through the bag without being absorbed or scattered is referred to as the transmitted beam and contains information regarding the X-ray absorption properties of the objects within the bag at each of the two levels of energy generated by the X-ray tube. This information can be used to analyze the atomic number, mass and other physical characteristics of the objects within the bag. The transmitted beam also contains information that can be used to make high quality images of the contents of a bag.

  The Company's automated checked baggage explosives detection systems incorporate a high resolution detector array that collects high quality data from the transmitted X-ray beam consisting of more than one million pixels of information per bag. The systems then employ the Company's patented composition analysis software algorithms to identify and separate the individual objects within a bag, including objects in between other items or within a container. These algorithms also analyze the atomic number, mass and other characteristics of each of those objects to determine whether they match those of a targeted item, such as explosives or other contraband. Additional algorithms detect materials such as lead that could be used to shield an explosive device from this analysis.

  X-ray absorption analysis techniques are less effective for detecting certain configurations of explosives which only absorb a very small fraction of the transmitted beam. However, these materials tend to scatter X-rays more than other materials. The Company has developed proprietary scatter detection enhancement ("SDE") technology that enhances its systems' ability to detect these configurations. The Company's SDE system, which includes a combination of additional detection arrays and software, measures and analyses the scattered X-ray intensity emitted from baggage in both the forward and backward direction. If the scatter levels indicate the possible presence of a suspect material in a bag, the affected area is further analyzed to determine if a threat is present. The Company has incorporated SDE technology in most of its products, either as an option or a standard feature, and also offers this technology as an upgrade for existing systems.

  Both the Company's composition and scatter analysis techniques result in a computer generated decision regarding the contents of the baggage screened. Any bag that is determined to contain a suspect object will cause the system to reject the bag. In the case of an operator attended system, such as a Level 2 or Level 3 system, an image of the rejected bag is presented to an operator for detailed inspection. The bag image is presented in high resolution gray scale, with the suspect object highlighted in bright red. The system can be programmed to sound an alarm, as well as require the operator to acknowledge the alarm by pressing a designated button to either reject or clear the bag.

  The Company has integrated its products into a wide range of airport baggage handling systems. These products make use of an effective control software developed by the Company to facilitate communication between the explosives detection system and the airport baggage handling system. If no suspect object is detected by the automated system, a "clear" status is sent to the baggage handling system, allowing the bag to continue directly to the aircraft. If a suspect object is detected, a "reject" message is sent to the baggage handling system, requiring the next level of inspection. The Company has gained broad acceptance of its control software by working closely with many of the major baggage handling systems and control systems contractors.

  The Company's systems are offered in a variety of configurations depending on the application or installation requirements. The following table sets forth certain information regarding the Company's current product line of automated explosives detection systems:

                                CHECKED BAGGAGE

             YEAR OF
   MODEL   INTRODUCTION            APPLICATIONS                       FEATURES (1)
--------------------------------------------------------------------------------------------
    H-1       1991      Freestanding terminal or baggage   .Operator interface
                        hall inspection                    .0.2 meters/sec. belt speed
                                                           .Film safe
--------------------------------------------------------------------------------------------
    VIS       1993      Integrated Level 1 system          .No operator required
                                                           .1,500 or 900 bags per hour
                                                            throughput
                                                           .0.5 meters/sec. belt speed
                                                           .SDE option
                                                           .Film safe
--------------------------------------------------------------------------------------------
  VDS-II      1995(2)   Freestanding terminal or baggage   .Operator interface
                        hall inspection, or integrated     .0.25 meters/sec. belt speed
                        Level 2 system                     .Film safe
--------------------------------------------------------------------------------------------
   VIS-W      1994      Integrated combined Level 1 and    .No operator required for Level 1
                        Level 2 system                      inspection
                                                           .One Level 2 workstation with
                                                            operator  interface
                                                           .1,500 or 900 bags per hour
                                                            throughput
                                                           .0.5 meters/sec belt speed
                                                           .SDE option
                                                           .Film safe
--------------------------------------------------------------------------------------------
  VDS-III     1996      Freestanding Level 3, or terminal  .Operator interface
                        or baggage hall inspection         .0.25 meters/sec. belt speed
                                                           .SDE included
                                                           .Film safe
--------------------------------------------------------------------------------------------
   VIS-M      1996      Integrated combined Level 1 and    .No operator required for Level 1
                        Level 2 system                      inspection
                                                           .Supports up to five Level 2
                                                            workstations with operator
                                                            interface
                                                           .Two mainframe matrixing
                                                            capability
                                                           .1,500 or 900 bags per hour
                                                            throughput
                                                           .0.5 meters/sec belt speed
                                                           .SDE option
                                                           .Linear screening compatible (3)
                                                           .Film safe

                               CARRY-ON BAGGAGE

            YEAR OF
  MODEL   INTRODUCTION            APPLICATIONS                       FEATURES (1)
--------------------------------------------------------------------------------------
   APS       1996      Freestanding carry-on baggage      .Advanced operator interface
                       screening for explosives and       .0.2 meters/sec. belt speed
                       weapons                            .Film safe

--------
(1) Throughput only applies to integrated Level 1 systems that do not have an operator interface.
(2) The first VDS model was introduced in 1993.
(3) Enables Level 2 screening without diverting baggage to a secondary conveyor belt.

  Integrated Models. The Company's first integrated products were the VIS Level 1 inspection system and the VDS Level 2 inspection system. The VIS system is used to inspect 100% of the baggage on a baggage conveyor line. The system is capable of automatically inspecting up to 1,500 bags per hour without an operator. The VDS Level 2 system is designed to provide an operator with a high quality image in addition to automatically highlighting suspicious objects as an aid to the operator to inspect bags rejected by the automated Level 1 system. The system also allows the operator to view the contents of a bag using various imaging modes and magnifications to determine whether the bag should be cleared or sent to Level 3 for additional investigation.

  The VIS-W was the Company's first single system alternative to discrete Level 1 and Level 2 systems. The VIS-W combines a VIS Level 1 X-ray system ("VIS mainframe") with a single remote Level 2 operator workstation. The VIS mainframe transmits images of rejected bags to the Level 2 operator workstation. Level 2 inspection is then performed by an operator at a workstation in the same manner as an operator of a discrete Level 2 VDS system, thereby eliminating the need for a separate Level 2 explosives detection system to re-scan all bags rejected at Level 1.

  The VIS-M, introduced in April 1996, further extends the capability of the workstation concept by allowing one or two VIS mainframes to be interconnected ("Matrixed") with up to five Level 2 operator workstations. During off-peak periods, workstations can be switched off, thereby significantly reducing staffing requirements and operating costs. The efficiency gained by the additional workstations combined with enhanced baggage control software allows an operator to review images of the contents of a bag while the bag continues en route to the aircraft. This eliminates the need and associated costs of a secondary conveyor system to hold the bags while Level 2 inspection is taking place. These costs can be a significant portion of the total cost of purchase and installation of a multi-level integrated explosives detection system. The Company is further seeking to improve the efficiency of its Matrix configuration by allowing more than two VIS-M systems to be networked with multiple Level 2 operator workstations.

  Freestanding Models. The Company's freestanding checked baggage explosives detection systems are intended to be installed in airport terminals, such as in front of airline check-in counters or in a baggage handling hall. The H-1 inspects bags in the upright position, as they tend to be carried by a passenger. The VDS series of systems, which can be used as freestanding systems, inspects baggage lying flat as they are transported on a conveyor belt.

  The Company has recently introduced the operator attended VDS-III system to serve as a Level 3 inspection system. Since less than 1% of the bags reach Level 3, additional time is available for bag inspection. The VDS-III combines the Company's SDE capability with a high resolution image to enhance detection capability. The system is a low cost alternative to CT scanners for Level 3 inspection. It is also faster and less labor intensive than trace detection systems. This system can also be used as a freestanding system in a baggage handling hall.

  Carry-on Model. The Company has recently introduced its APS system to inspect carry-on baggage for explosives or contraband material. The system is being evaluated by various governmental agencies. To date, the Company has not sold any APS systems. The APS is similar in configuration to conventional X-ray systems currently installed in airports to screen carry-on baggage for concealed weapons. While an operator is required to inspect each bag for weapons, the APS automatically alerts the operator to the presence of suspect explosive materials. The APS incorporates an advanced proprietary operator interface that allows the operator to view the contents of a bag using various imaging modes and magnifications to determine whether the bag should be cleared or rejected for further inspection.

  The Company developed the APS system with Gilardoni, S.p.A. ("Gilardoni") a manufacturer of conventional X-ray weapons screening systems and nuclear and X-ray-based equipment for the medical field. The system combines many of the advanced detection algorithms developed by the Company for its automated checked baggage explosives detection systems with an X-ray main frame using conventional dual X-ray technology manufactured by Gilardoni. The arrangement with Gilardoni has greatly reduced the time-to-market of the Company's new APS carry-on baggage inspection system and provides the Company with a manufacturing capability within the European Union. See "Risk Factors-- Dependence on Principal Supplier for APS System."

OTHER PRODUCTS AND APPLICATIONS

  The Company believes that installations of advanced automated explosives detection systems at airports will accelerate the adoption of this technology for other security applications, including the protection of government and private facilities, and the screening of mail. The Company is also exploring opportunities with various governmental authorities and agencies in the United States and internationally to use its equipment for the detection of illicit drugs and the illegal export of currency. Further, the Company believes that its technology can expand the traditional role of X-ray technology in process control applications by providing enhanced or new value-added functions such as material analysis, segregation and sorting of materials, and quality control. For example, the Company is pursuing discussions with a food processing company regarding the possibility of entering into a development agreement to adapt the Company's technology for nondestructive testing for food processing applications. See "Risk Factors--Developing Market; Uncertainty of Market Acceptance" and "--Uncertainty of Product Development."

CUSTOMERS

  The Company's customers have consisted primarily of owners, operators and regulators of international airports located in the United Kingdom and other European countries. The Company's customers include BAA, the Direction Geuerale de L'Aviation Civile of France, Brussels Airport Authority, Zurich Airport Authority, and Schiphol Amsterdam Airport Authority. The following is a list of the airports for which these and other of the Company's customers have installed or have ordered the Company's systems. These airports range in size from facilities that process approximately 500,000 passengers per year to more than 50 million passengers per year.

         UNITED KINGDOM   CONTINENTAL EUROPE
         London Heathrow  Paris Charles de Gaulle
         London Gatwick   Paris Orly*
         London Stansted  Amsterdam Schiphol
         Glasgow          Zurich
         Edinburgh        Brussels National
         Newcastle        Alicante (Spain)*
         Aberdeen
         East Midlands
         Bristol
         Southampton

--------
* Orders included in backlog as of the date of this Prospectus. In certain circumstances, these orders may be canceled or delayed by customers without significant penalty.

  In fiscal 1995 and 1996, sales to BAA accounted for approximately 76% and 79%, respectively, of the Company's revenues. See "Risk Factors--Reliance on a Significant Customer."

MARKETING AND SALES

  The Company sells and markets its products through its direct sales force, as well as independent sales representatives in certain foreign countries, including Spain, Japan and Malaysia. As of September 30, 1996, the Company had a six person marketing and sales staff, including one employee engaged in marketing and sales out of the Company's sales and service office in the United Kingdom.

  In the United States the Company is working actively with the FAA, other government agencies, airlines, airport operators, Congressional committees and the Gore Commission to promote the efficacy and cost-effectiveness of its products for deployment in United States airports. The Company is also working with United States and foreign governmental agencies to promote its products for non-aviation applications. The Company also markets its products through participation in trade shows, publication of articles and advertising in trade journals, participation in industry forums and standard setting organizations, and distribution of sales literature. The Company has also benefited from customer referrals and the use of certain customer installations as demonstration sites for its systems. In fiscal 1995 and 1996, international sales accounted for approximately 91% and 95% of the Company's revenues, respectively. All of these foreign sales were to the United Kingdom and other European countries. See "Risk Factors-- Reliance on International Sales."

  The selling process for the Company's products often involves a team comprised of individuals from sales, marketing, engineering, operations and senior management. This team frequently engages in a multi-level sales effort directed toward a variety of constituents which may include government regulators, the local airport operator or authority, systems integrators and airlines. The Company's sales efforts with certain of its customers have extended over several years. Potential customers frequently require the Company's products to be tested against various performance standards and competitive products. The Company maintains demonstration units for this purpose and intends to increase its investment in demonstration units in order to accelerate the introduction of its products to new customers. Delays in anticipated purchase orders by the Company's customers and potential customers could have a material adverse effect on the Company's business. See "Risk Factors--Lengthy Sales Cycle."

  The Company has entered into an arrangement with Gilardoni for the manufacture and sale of the APS carry-on baggage explosives detection system. Under this arrangement, the Company has the exclusive right to sell this system in the United States, the United Kingdom, certain other European countries and Mexico. In addition, the Company has agreed not to sell any competitive X-ray-based system within its territory unless manufactured by Gilardoni or the Company. The Company intends to pursue strategic alliances, acquisitions and licenses of complementary technologies to further enhance its growth. See "Risk Factors--Dependence on Principal Supplier for APS System."

CUSTOMER SERVICE AND SUPPORT

  The Company provides a high level of customer support to assist in the installation and integration of the Company's products into its customers' facilities and to assist in maintaining the reliability of the Company's products once installed. The Company offers a number of customer support services, including applications support, training, system preventative and corrective system maintenance, and upgrades. The Company generally provides one year parts warranty and offers primary and back-up service contracts to its customers. The Company's customer support staff currently consists of two support engineers at its headquarters in Massachusetts and four support engineers operating out of the Company's office in the United Kingdom.

REGULATION

  The explosives detection systems manufactured and marketed by the Company for use in airports are subject to regulation by the FAA, corresponding foreign governmental authorities and ICAO, the United Nations organization for establishing standard practices for the aviation industry on a worldwide basis. Sales of the Company's explosives detection systems for use in airports has been and will continue to be dependent upon governmental initiatives to require or support the screening of baggage with advanced explosives detection systems. Substantially all of such systems have been installed at airports in countries in which the applicable governmental or regulatory authority overseeing the operations of the airport has mandated such screening. Such mandates are influenced by many factors outside of the control of the Company, including political and budgetary concerns of governments, airlines and airports. See "Risk Factors--Dependence on Government Regulation."

  The FAA currently requires all carry-on baggage and international checked baggage to be inspected by conventional X-ray equipment. United States airlines operating at airports outside of the United States are required to meet FAA security requirements in addition to the requirements of the local authorities. The FAA permits the use of the Company's systems by United States airlines at foreign airports as an alternative to conventional X-ray equipment.

  Under the Aviation Security Act, the FAA was required to develop a standard for explosives detection systems and to certify equipment which met this standard under realistic airport operating conditions. The Aviation Security Act also required the deployment of certified equipment within the United States by 1993. The standard adopted by the FAA is more comprehensive than standards adopted in most other countries. To date, no system has demonstrated that it meets the FAA standard under realistic airport operating conditions. As a result, the FAA has not required the installation of automated explosives detection systems, and only a limited number of these systems have been deployed, primarily on a test basis, in the United States. The FAA first certified a CT-based system in December 1994. However, the FAA has recognized that this system must undergo further testing to resolve whether it can operate under realistic airport operating conditions, including processing baggage at required throughput rates. The Company's systems do not meet the FAA certification standard. There can be no assurance that any Company systems will ever meet this or any other United States certification standard.

  In response to the recent crash of TWA Flight 800, President Clinton formed the Gore Commission to review airline and airport security and oversee aviation safety. The Gore Commission released its initial report in September 1996, and in October 1996, the United States enacted legislation which includes a $144.2 million allocation for the purchase of explosives detection systems and other advanced security equipment by air carriers and airport authorities. There can be no assurance that this legislation will not otherwise be modified to reduce the funding for advanced explosives equipment, that the necessary appropriations will be made to fund the purchases of advanced explosives equipment contemplated by the legislation, or that, even if such appropriation is made, any of the Company's automated explosives detection screening systems will be purchased for installation at any airports in the United States.

  The UK DOT has mandated 100% screening of international checked baggage in the United Kingdom by 1997. Similarly, the other ECAC member states have agreed to implement 100% screening of international checked baggage by the year 2000. The Company's Level 1, Level 2 and Level 3 systems, as well as the Company's SDE technology, have been allowed for use by the UK DOT. In most other ECAC member states, the Company's systems either must be tested and approved or procured by governmental authorities overseeing the operation of airports within the country. In addition to the United Kingdom, the Company's systems have been purchased or approved for use in airports in many European countries including Belgium, France, The Netherlands, Spain and Switzerland.

  Governmental authorities overseeing the construction of new airports in the Asia/Pacific region are defining requirements for the use of advanced explosives detection systems to achieve 100% screening of international checked baggage at those airports. As a result, the Company's systems are also being evaluated by the applicable regulatory authorities in countries in the Asia/Pacific region for purchases at new airports being constructed in Malaysia and Hong Kong. There can be no assurance that the Company's systems will be purchased for installation in any of these new terminals.

  ICAO has adopted various recommendations and requirements for screening of checked and carry-on baggage. Currently, the ICAO requires the screening of all international carry-on bags and recommends the screening of international checked baggage. This requirement and recommendation relates only to the screening of baggage and does not require any specific technology to be used. There can be no assurance that additional countries will mandate the implementation of effective explosives screening of airline baggage, or that, if mandated, the Company's systems will meet the certification or other requirements of the applicable governmental authority. Even if the Company's systems meet the applicable requirements, there can be no assurance that the Company would be able to market its systems effectively.

RESEARCH AND DEVELOPMENT

  The Company's research and development efforts are focused on developing new products for the explosives and contraband detection system market and further enhancing the functionality, reliability and performance of its existing product line. The Company's research and development personnel also are involved in establishing protocols, monitoring and interpreting and submitting test data to the FAA and other domestic and foreign regulatory agencies to obtain the requisite certifications, clearances and approvals for its products. At September 30, 1996, the Company had 28 employees engaged in research and development and engineering, including 11 employees engaged in software development. During fiscal 1994, 1995 and 1996, the Company's research and product development expenses were approximately $2.3 million, $3.7 million and $3.5 million, respectively. See "Business--Products."

INTELLECTUAL PROPERTY

  The Company relies upon trade secrets and patents to protect its technology. Due to the rapid technological change that characterizes the explosives detection system industry, the Company believes that the improvement of existing technology, reliance upon trade secrets and unpatented proprietary know-how and the development of new products are generally as important as patent protection in establishing and maintaining a competitive advantage. Nevertheless, the Company has obtained patents and will continue to make efforts to obtain patents, when available, in connection with its product development program. The Company has obtained two patents and has pending four patent applications in the United States. In addition, for certain foreign countries the Company has pending patent applications that correspond to the subject matter of certain United States patents and patent applications. The Company's two United States patents relate to applications of its dual X-ray technology and the Company's software algorithms used to implement the Company's screening analysis techniques and expire in 2011. There can be no assurance that any of the Company's patent applications will be granted, that any patent or patent application will provide significant protection for the Company's products or technology, be of commercial benefit to the Company, or that its validity will not be challenged. Moreover, there can be no assurance that foreign intellectual property laws will protect the Company's intellectual property rights. In the absence of significant patent protection, the Company may be vulnerable to competitors who attempt to copy or use the Company's products, processes or technology. See "Risk Factors--Limited Protection of Intellectual Property Rights; Patent Litigation."

  The Company has an exclusive perpetual license to use certain patents and technology developed by Hologic, Inc. ("Hologic") for the development, manufacture and sale of X-ray screening security systems for explosives, drugs, currency and other contraband (subject to termination by either party for certain defined defaults). The Company also has a nonexclusive license to use this technology for the development, manufacture and sale of X-ray-based products for process control applications in the food and beverage industries. Each of Hologic and the Company have also granted to the other a non-exclusive, royalty-free license to use any unpatented technology developed by the other in connection with such party's research and development activities. In addition, each of Hologic and the Company have the right to obtain from the other an exclusive license, on commercially reasonable terms to be negotiated, for any patented new developments. See "Risk Factors--Limited Protection of Intellectual Property Rights; Patent Litigation" and "Certain Transactions-- Hologic, Inc."

  The Company also licenses certain other technologies used in its products, often on an exclusive or semi-exclusive basis, for a defined field of use. These licenses involve four United States patents and certain foreign patents relating to X-ray technology. The United States patents have expiration dates ranging from 2002 to 2007. The Company's arrangement with Gilardoni relating to the Company's APS automated explosives detection system for screening of carry-on baggage contains cross licenses of intellectual property rights associated with each party's technology incorporated into the system. This license expires in 1999, subject to certain early termination and extension options.

  The Company has been involved in patent litigation with EG&G Astrophysics Research Corporation ("EG&G"), in which each party claimed that the other was infringing certain patents held by the other. On November 6, 1996, the Company and EG&G signed a settlement agreement pursuant to which, among other things, each party agreed not to sue the other for patent infringement for nonmedical uses of X-ray technology covered by each other's existing patents or by patent applications which claim priority from such patents or, for products existing as of September 12, 1996, covered by patents that may be issued pursuant to existing patent applications. As a result, each party will have broad rights to use the other's existing X-ray technology for an unlimited period of time. There can be no assurance that EG&G will not use the Company's technology in a manner that would materially and adversely affect the Company's business and financial condition. The Company is also involved in certain patent litigation with American Science and Engineering, Inc. ("AS&E"), whereby the Company is seeking a declaratory judgment that it is not infringing any AS&E patent. In connection with this litigation, AS&E filed a counterclaim alleging that the Company is infringing one or more of eight AS&E patents. In October 1996, the court dismissed AS&E's infringement counterclaims, but allowed AS&E to raise more specific infringement counterclaims upon AS&E asserting support for such claims. See "Risk Factors--Limited Protection of Intellectual Property Rights; Patent Litigation" and "Business--Legal Proceedings."

COMPETITION

  The markets for the Company's products are highly competitive. Certain of the Company's competitors have substantially greater manufacturing, marketing and financial resources than the Company. Other major corporations have recently announced their intention to enter the security screening market. Competitors may develop superior products or products of similar quality for sale at the same or lower prices. Moreover, there can be no assurance that the Company's products will not be rendered obsolete by new industry standards or changing technology. There can be no assurance that the Company will be able to compete successfully with existing or new competitors. See "Risk Factors-- Rapid Technological Change."

  While certain of the Company's competitors currently market automated checked baggage explosives detection products that use dual energy X-ray technology, the Company believes that it is able to compete favorably with these products based upon the over-all cost effectiveness of the Company's systems as measured by a combination of factors including effective automated explosives detection, throughput, expense of operation, installation and integration, price, reliability, and their proven operation in a variety of airports.

  The Company's systems also compete with systems employing other technologies including CT scanner technology and trace detection technology. A product based upon CT scanner technology currently detects a wider range of explosives than does the Company's systems. In 1994, this CT-based system was first certified by the FAA. However, the FAA has recognized that this system must undergo further testing to resolve whether it can operate under realistic airport operating conditions. This system operates at a significantly lower throughput rate and significantly higher expense than the Company's systems. In addition, as currently certified, the installation of this CT-based equipment for Level 1 explosives screening would require the use of two systems, substantially increasing the total system price, cost of installation and cost of operation. As a result, there have only been limited permanent installations of CT systems in airports, typically as either Level 2 or Level 3 systems. Products based upon trace detection technology have throughput rates lower than those based on dual energy X-ray or CT technology and generally have been installed as Level 3 systems.

  The Company's new APS system, which is intended to detect explosives in carry-on bags and personal effects at airports and other installations, has recently been introduced and is in the process of being evaluated by various government agencies. These systems will compete against conventional X-ray systems, which are lower in price, as well as advanced explosives detection systems being adapted by its competitors for this use. The APS system will compete on the basis of price, detection capabilities, ease of use, expense of operation and reliability.

MANUFACTURING

  The Company's manufacturing operations consist primarily of assembly, test, burn-in and quality control. The Company has adopted stringent quality assurance procedures that include standard design practices, component selection procedures, vendor control procedures, and comprehensive reliability testing and analysis to ensure the reliability of its products. As a result of these efforts, the Company has received ISO 9001 certification. The Company's manufacturing facility is currently producing approximately eight of the Company's systems per month and has the capability to accommodate production of over 20 systems per month. Should market conditions warrant, the Company may choose to establish overseas manufacturing operations. See "Use of Proceeds."

  The Company purchases a major portion of the parts and peripheral components for its products, and manufactures certain subsystems, such as the high voltage power supply, from raw materials. Most parts and materials are readily available from several supply sources. The Company purchases all of its X-ray mainframes for its APS system from Gilardoni, which is located in Italy. The Company and Gilardoni are negotiating an arrangement under which the Company will manufacture the X-ray mainframes for the system for sales outside of Europe and Gilardoni will manufacture certain of the Company's systems to be sold in Europe. There can be no assurance that these negotiations will be successful. See "Risk Factors--Dependence on Principal Supplier for APS System."

BACKLOG

  Backlog for the Company's products as of September 30, 1995 and 1996 totaled approximately $4.9 million and $7.5 million, respectively. Backlog consists of purchase orders for which a customer has scheduled delivery within the next twelve months. In certain circumstances, order included in backlog may be canceled or rescheduled by customers without significant penalty. Backlog as of any particular date should not be relied upon as indicative of the Company's revenues for any future period.

EMPLOYEES

  As of September 30, 1996, the Company had 77 full-time employees, including 23 in manufacturing operations and quality assurance, 28 in research, development and engineering, 12 in marketing, sales and customer support, eight in finance and administration and six in data management. None of the Company's employees is represented by a union. The Company considers its employee relations to be good.

FACILITIES

  The Company leases its administrative headquarters and manufacturing facility located in Woburn, Massachusetts. The facility consists of approximately 43,000 square feet, including 21,000 square feet dedicated to the Company's manufacturing operations. The Company also leases a 700 square foot sales and service office in the United Kingdom. The Company believes that its facilities will be adequate for its needs for the foreseeable future and that suitable additional space will be available at commercially reasonable prices as needed. Should market conditions warrant, the Company may expand its presence in Europe and the Asia/Pacific region, including expanding its sales and service office in the United Kingdom, establishing additional sales and service offices in Europe and in the Asia/Pacific region, and establishing a manufacturing operation in one or more of those regions.

LEGAL PROCEEDINGS

  In October 1994, EG&G filed a patent infringement claim against the Company in the United States District Court for the District of Massachusetts, alleging that certain of the Company's products infringed a patent held by EG&G. EG&G sought damages and expenses from the Company and sought to enjoin the Company from selling products that allegedly infringed the EG&G patent. In December 1994, the Company filed an answer denying any infringement and counterclaims seeking to invalidate the EG&G patent and alleging that EG&G infringed three patents owned or licensed by the Company. On November 6, 1996, the Company and EG&G entered into a settlement agreement relating to this litigation. See "Business--Intellectual Property."

  In May 1996, in response to allegations made by AS&E to third parties that the Company was infringing AS&E's patents, the Company filed an action in the United States District Court for the District of Massachusetts seeking a declaratory judgment that the Company is not infringing AS&E's patents. In August 1996, AS&E filed an answer and counterclaim alleging that the Company is infringing one or more of eight AS&E patents. In October 1996, the court dismissed AS&E's infringement counterclaims, but has allowed AS&E to raise more specific infringement counterclaims upon AS&E asserting factual support for such claims. Although the Company does not believe that it is infringing any valid patent of AS&E, there can be no assurance that AS&E will not raise more specific infringement counterclaims. Failure of the Company to prevail in this litigation could have a material adverse effect on the Company's business and financial condition. See "Risk Factors--Limited Protection of Intellectual Property Rights; Patent Litigation" and "Business--Intellectual Property."

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and their ages are as follows:

   NAME                 AGE POSITION
   ----                 --- --------
   S. David Ellenbogen  58  Chief Executive Officer, President and Director
   Dr. Jay A. Stein     54  Senior Vice President, Technical Director and Director
   William J. Frain     30  Chief Financial Officer and Treasurer
   James J. Aldo        45  Vice President of Marketing and Sales
   Daniel J. Silva      44  Vice President of Operations
   Ambassador L. Paul
    Bremer, III(1)(2)   55  Director
   Frank Kenny(1)(2)    52  Director
   Glenn P. Muir(1)(2)  37  Director
   Gerald Segel(1)(2)   75  Director

--------
(1) Member of the Compensation Committee.
(2)Member of the Audit Committee.

  The Company has commenced a search for a Chief Operating Officer to support its anticipated growth. See "Risk Factors--Dependence on Management and Key Employees."

  S. DAVID ELLENBOGEN, a co-founder of the Company, has served as its President and a director since its organization in June 1989. Mr. Ellenbogen was also a co-founder of Hologic, a developer, manufacturer and seller of X-ray and other bone densitometers, served as its President from October 1985 until May 1994, and is currently its Chairman of the Board and Chief Executive Officer. Prior to founding Hologic, Mr. Ellenbogen served as President, Treasurer and a director of Diagnostic Technology, Inc. ("DTI"), which he co-founded in 1981. DTI, which developed an X-ray product for digital angiography, was acquired in 1982 by Advanced Technology Laboratories, Inc. ("ATL"), a wholly-owned subsidiary of Squibb Corporation. Mr. Ellenbogen was involved in the management of the digital angiography group of ATL from 1982 to 1985. Mr. Ellenbogen is employed by Hologic and performs part-time management services for the Company pursuant to a management agreement between the Company and Hologic. See "Risk Factors--Dependence on Management and Key Employees" and "Certain Transactions--Hologic, Inc."

  DR. JAY A. STEIN, a co-founder of the Company and Hologic, has served as Senior Vice President, Technical Director and a director for both companies since their organization. Dr. Stein co-founded DTI with Mr. Ellenbogen in 1981, served as Vice President and Technical Director of DTI and was Technical Director of the digital angiography group of its successor, ATL, from 1982 to 1985. Dr. Stein received a Ph.D. in Physics from The Massachusetts Institute of Technology. He is the principal author of fifteen patents pertaining to X-ray technology. Dr. Stein is employed by Hologic and performs part-time management services for the Company pursuant to a management agreement between the Company and Hologic. See "Risk Factors--Dependence on Management and Key Employees" and "Certain Transactions--Hologic, Inc."

  WILLIAM J. FRAIN, a Certified Public Accountant, has served as Chief Financial Officer and Treasurer since October 1996. Prior to that, Mr. Frain served as Controller from August 1993 until October 1996. Prior to joining the Company, Mr. Frain served as a financial auditor in the Enterprise Group at Arthur Andersen LLP from September 1988 to August 1993.

  JAMES J. ALDO has served as Vice President of Marketing and Sales since July 1993. Prior to that, Mr. Aldo served as Director of Sales and Marketing since joining the Company in July 1989. Prior to joining the Company, Mr. Aldo held positions in marketing, sales, engineering and field service management at AS&E and served as Eastern Regional Manager at Tegal, Inc., a subsidiary of Motorola, Inc., a manufacturer of capital equipment for the semiconductor industry.

  DANIEL J. SILVA has served as Vice President of Operations since April 1994. Prior to that, Mr. Silva served as the Company's Director of Operations from June 1992 to April 1994. Mr. Silva was hired as an Operations Manager in June 1991. Prior to joining the Company, Mr. Silva held positions in manufacturing, project management and program management at AS&E.

  AMBASSADOR L. PAUL BREMER, III has been a director of the Company since July 1996. Ambassador Bremer has served as a Managing Director of Kissinger Associates, Inc., a strategic consulting firm headed by former Secretary of State Henry Kissinger, since 1989. Prior to joining Kissinger Associates, Ambassador Bremer held numerous positions in the United States Diplomatic Service, including as the United States Ambassador to the Netherlands from 1983 to 1986, and as Ambassador-at-Large for Counter-Terrorism responsible for developing and implementing America's global policies to combat terrorism, from 1986 to 1989. Ambassador Bremer is a Trustee of the Economic Club of New York, serves on the Board of Advisors of the Russian--American Press and Information Center, and is a member of the International Institute for Strategic Studies and the Council on Foreign Relations. Ambassador Bremer also serves as a director of Air Products and Chemicals, Inc. See "Certain Transactions--Consulting Services."

  FRANK KENNY has been a director of the Company since 1989. Mr. Kenny has served as Managing Director of Delta Partners Ltd., a venture capital company since June 1994. Mr. Kenny has also served as Managing Partner of Beta Partners, Inc., a venture capital company, since 1987. Mr. Kenny is also a director of Abacus Direct Corporation.

  GLENN P. MUIR has been a director of the Company since October 1996. Mr. Muir, a Certified Public Accountant, served as Treasurer of the Company from August 1993 until October 1996 and served as Controller of the Company from the Company's inception until August 1993, under the Company's management agreement with Hologic. Mr. Muir has been the Vice President of Finance and Treasurer of Hologic since February 1992. Mr. Muir joined Hologic as its Controller in October 1988 and served in that capacity until February 1992. See "Certain Transactions--Hologic, Inc."

  GERALD SEGEL has been a director of the Company since October 1996. Mr. Segel, currently retired, was Chairman of the Board of Tucker Anthony Incorporated from January 1987 to May 1990. From 1983 through January 1987 he served as President of Tucker Anthony Incorporated. Mr. Segel also serves a director of Litchfield Financial Inc. and Hologic.

  Mr. Ellenbogen, Mr. Kenny and Dr. Stein have been elected to the Board of Directors pursuant to agreements among the Company, Mr. Ellenbogen, Dr. Stein and the holders of the Company's Preferred Stock. Under these agreements, the holders of the Preferred Stock have agreed to vote their shares for the election of Mr. Ellenbogen and Dr. Stein, and Mr. Ellenbogen and Dr. Stein have agreed to vote their shares to elect designees of the holders of the Preferred Stock. Mr. Kenny is the designee of the holders of the Preferred Stock. The agreements will terminate upon the closing of the Offering.

  Upon the closing of the Offering, the Company's Board of Directors will be divided into three classes, with the classes being elected for staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed those in the class whose term then expires, and each elected director will serve for a term expiring at the third succeeding annual meeting of stockholders after such director's election, and until the director's successor is elected and qualified. As a result, directors stand for election only once in three years. Executive officers serve at the discretion of the Board of Directors.

  The Board of Directors has appointed a Compensation Committee and an Audit Committee, each of which is currently composed of Messrs. Bremer, Kenny, Muir and Segel. The functions of the Compensation Committee include presentation and recommendations to the Board of Directors on compensation levels for officers and directors and issuance of stock options to the Board of Directors, employees and affiliates. The functions of the Audit Committee include recommending to the Board of Directors the engagement of the independent accountants, reviewing the scope of internal controls and reviewing the implementation by management of recommendations made by the independent accountants.

SIGNIFICANT EMPLOYEES

  Certain key employees of the Company who are not also officers or directors are as follows:

   NAME                  AGE POSITION
   ----                  --- --------
   Kristoph D. Krug      43  Director of Engineering
   Jeremy M. Attree      37  Director of Operations, Europe

  KRISTOPH D. KRUG joined the Company in July 1989 as a Project Engineer and was promoted to Director of Research and Development Engineering in 1992. Mr. Krug is the author of two of the Company's patents for X-ray screening. Prior to joining the Company, Mr. Krug was Engineering Manager at Teradyne, Inc., a manufacturer of automated test equipment.

  JEREMY M. ATTREE has served as Director of Operations, Europe since joining the Company in October 1993. From September 1991 to October 1993, Mr. Attree served as Marketing Manager for EA Technology Ltd, a primary research and development center for the electricity industry in the United Kingdom. Prior to joining EA Technology, Mr. Attree served as Marketing Director and Development Manager for Schlumberger Industries, Security Division, where he was engaged primarily in the development of new products in the airport security field.

DIRECTOR COMPENSATION

  Each nonemployee director receives (i) an annual retainer of $5,000, payable $1,250 per quarter, (ii) a directors meeting fee of $1,000 for each meeting of the Board of Directors at which the director is physically present and $500 for each meeting at which the director participated by telephone and (iii) a committee meeting fee for each meeting of a committee of the Board of Directors at which the director was physically present, in the amount of $1,000 if the meeting is held on a day other than a day of a meeting of the Board of Directors and $500 if held on the same day as a meeting of the Board of Directors, but no fee if the committee meeting is held at the same time or immediately in conjunction with the meeting of the Board of Directors.

  Nonemployee directors are also eligible to receive stock options pursuant to the Company's 1996 Nonemployee Director Stock Option Plan. See "Management-- Stock Option Plans."

EXECUTIVE COMPENSATION

  The following Summary Compensation Table sets forth the compensation during the fiscal year ended September 30, 1996 of each of the Chief Executive Officer and the executive officers of the Company whose annual salary and bonus exceeded $100,000 for services in all capacities to the Company during the fiscal year.

                                                          LONG TERM
                                                        COMPENSATION
                             ANNUAL COMPENSATION(1)        AWARDS
                          ----------------------------- -------------
                                           OTHER ANNUAL  SECURITIES    ALL OTHER
NAME AND PRINCIPAL         SALARY   BONUS  COMPENSATION  UNDERLYING   COMPENSATION
POSITION                    ($)      ($)       ($)      OPTION (#)(2)     ($)
------------------        -------- ------- ------------ ------------- ------------
S. David Ellenbogen(3)..  $ 71,000 $25,000     --            --           --
 Chief Executive
 Officer,
 President and Director
James J. Aldo...........   114,916  93,750     --            --           --
 Vice President of
 Marketing and Sales
Daniel J. Silva ........   112,900  68,750     --            --           --
 Vice President of
 Operations

--------
(1) In accordance with the rules of the Securities and Exchange Commission the compensation described in the tables does not include medical, group life insurance or other benefits received by the executive officers named in the above table which are available to all salaried employees of the Company, and certain perquisites and other personal benefits, securities or property received by the executive officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus described in this table.
(2) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments during fiscal 1996.
(3) Represents Mr. Ellenbogen's compensation paid by the Company to Hologic pursuant to a management agreement between the Company and Hologic. The Company pays to Hologic its proportionate share of Hologic's overhead, including the salary of Hologic's employees rendering services to the Company. See "Certain Transactions--Hologic, Inc."

STOCK OPTION PLANS

  The following two tables set forth certain information with respect to (i) the number of options granted to the named executive officers in fiscal 1996 and (ii) the aggregate number of and value of options exercised and exercisable by the named executive officers during fiscal 1996.

                                                                             POTENTIAL
                                                                         REALIZABLE VALUE
                                                                            AT ASSUMED
                                                                          ANNUAL RATES OF
                                                                            STOCK PRICE
                                                                         APPRECIATION FOR
                                        INDIVIDUAL GRANTS                 OPTION TERM(3)
                         ----------------------------------------------- -----------------
                         NUMBER OF
                         SECURITIES  PERCENT OF
                         UNDERLYING TOTAL OPTIONS
                          OPTIONS    GRANTED TO   EXERCISE OR
                         GRANTED(1) EMPLOYEES IN  BASE PRICE  EXPIRATION
NAME                        (#)      FISCAL YEAR  $/SHARE(2)     DATE     5% ($)   10%($)
----                     ---------- ------------- ----------- ---------- -------- --------
S. David Ellenbogen.....    --           --           --         --        --       --
James J. Aldo...........   10,000       14.9%        $3.00    7/22/2006  $ 18,867 $ 47,812
                           10,000                     1.00    11/6/2005     6,289   15,937
Daniel J. Silva.........   10,000       14.9%         3.00    7/22/2006    18,867   47,812
                           10,000                     1.00    11/6/2005     6,289   15,937

                       OPTION GRANTS IN LAST FISCAL YEAR

--------
(1) Options vest at the rate of 20% per year commencing one year after the date of grant and each year thereafter until fully vested.
(2) All options were granted at not less than the fair market value as determined by the Board of Directors of the Company on the date of grant.
(3) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the time of such exercise and the future performance of the Company's Common Stock.

  The following table sets forth the aggregate number and value of options exercisable and unexercisable by the named executive officers during fiscal 1996. No stock options were exercised by any of the named executive officers in fiscal 1996.

                         FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                              UNDERLYING UNEXERCISED     THE-MONEY OPTIONS AT
                               OPTIONS AT 9/30/96(#)         9/30/96($)(1)
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                         ------------------------- -------------------------
S. David Ellenbogen.........           --/--                     --/--
James J. Aldo...............       84,500/42,000           $988,500/$452,000
Daniel J. Silva.............       55,000/50,000            631,500/541,000

--------
(1) There was no public trading market for the Common Stock as of September 30, 1996. Accordingly, these values have been calculated on the basis of the initial public offering price of $12.00 per share, less the applicable exercise price.

  1989 Combination Stock Option Plan. In 1989, the Company adopted the 1989 Combination Stock Option Plan (the "1989 Option Plan"). The purpose of the 1989 Option Plan is to provide long-term incentives and rewards to the Company's employees, officers, directors, advisors and consultants. The Company has adopted an informal policy of granting stock options to each employee. A total of 1,250,000 shares of Common Stock has been reserved for issuance under the 1989 Option Plan. As of December 1, 1996, options to purchase 786,100 shares of Common Stock at exercise prices ranging from $0.10 to $9.50 per share were outstanding under the 1989 Option Plan.

  1996 Nonemployee Director Stock Option Plan. In October 1996, the Company adopted the 1996 Nonemployee Director Stock Option Plan (the "Directors Plan") to promote the Company's interests by attracting and retaining highly skilled, experienced and knowledgeable nonemployee directors. Any director who is not an employee of the Company is eligible to receive nonqualified stock options under the Directors Plan. A total of 125,000 shares of Common Stock have been reserved for issuance under the Directors Plan.

  The Directors Plan provides that each eligible director, elected or appointed after October 10, 1996, will be granted an option to acquire 10,000 shares, effective upon the date he or she is first elected to the Board of Directors. Each eligible director will also receive an option to acquire 2,500 shares each year. The initial grant of options to eligible directors under the Directors Plan vest at the rate of 20% per year, with the first installment vesting one year from the date of grant. The annual grant of options under the Directors Plan vest six months after the date of grant. The exercise price for all options granted under the Directors Plan will be the fair market value of the shares of Common Stock at the time the options granted. No option under the Directors Plan may be exercised subsequent to ten years from the date of grant.

  Options to purchase 10,000 shares of Common Stock at an exercise price of $3.00 per share granted to each of Messrs. Bremer and Segel in July 1996 will be credited against the number of shares eligible for issuance under the Directors Plan.

  1996 Equity Incentive Plan. In October 1996, the Company adopted the 1996 Equity Incentive Plan (the "Incentive Plan") to promote the Company's interests by attracting and retaining key employees, directors, consultants and advisors and providing incentives for such individuals to assist the Company in achieving long-range performance goals. A total of 750,000 shares of Common Stock have been reserved for issuance upon the exercise of options and other awards to be granted under the Incentive Plan.

  Under the Incentive Plan, the Company may grant both incentive stock options and non-qualified stock options, as well as stock appreciation rights ("SARs"), performance or award shares, and restricted stock. SARs entitle the holder thereof to receive upon exercise, cash or common stock, as determined by the Board of Directors of the Company, equal in value to the difference between the SAR issuance price and the fair market value of the shares subject to the SAR on the date of exercise. Performance or award shares may be issued to a participant in the Plan for no value in the event certain performance milestones, determined by the Board, have been reached by the Company or the plan participant. Restricted stock may be issued to a participant in the Plan for no value but may not be sold by the participant for a restriction period to be determined by the Board.

  The Incentive Plan contains change in control provisions which could cause options to become immediately exercisable and restrictions and deferred limitations applicable to other awards to lapse in the event of a change in control of the Company.

  Options and other awards under the Incentive Plan may not be granted after October 8, 2006. No options or other awards have been issued under the Incentive Plan.

BONUS PLANS

  The Company maintains an informal bonus program for certain employees, including executive officers, under which such employees may be awarded discretionary cash bonuses based upon an evaluation of individual performance and the performance of the Company during the year.

LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITY; INDEMNIFICATION AGREEMENTS

  The Company's Restated Certificate of Incorporation and Bylaws include provisions (i) to eliminate the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty and (ii) to permit the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with any future directors. The Company may also enter into similar agreements with certain of the Company's officers who are not also directors. Generally, each indemnification agreement attempts to provide the maximum protection permitted by Delaware law with respect to indemnification of directors or officers.

  The indemnification agreements provide that the Company will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Company (derivative suits) where the individual's involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorneys fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director or officer will not receive indemnification if he is found not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company.

  The Company expects to obtain directors and officers liability insurance.

                             CERTAIN TRANSACTIONS

HOLOGIC, INC.

  In June 1989, the Company obtained an exclusive perpetual license to use certain patent rights and technology developed by Hologic for the development, manufacture and sale of X-ray screening security systems for explosives, drugs, currency and other contraband (subject to termination by either party for certain defined defaults). In September 1996, this license was amended to grant the Company a nonexclusive license to use these patents and technology for the development, manufacture and sale of the X-ray-based products capable of being used for process control applications in the food and beverage industries. Mr. Ellenbogen and Dr. Stein are directors of Hologic and hold similar offices in Hologic as they do in the Company. Mr. Ellenbogen and Dr. Stein collectively beneficially own approximately 6.7% of the outstanding voting stock of Hologic.

  Under the license agreement with Hologic, the Company is required to pay Hologic royalties of 5% of the first $50 million of net sales of screening security systems using Hologic's technology, and 3% of net sales in excess of $50 million, up to a maximum of $200 million of net sales of these products. The Company is also required to pay royalties of 3% up to a maximum of $200 million of net sales of products covered by the Company's nonexclusive license for food and beverage process control. The maximum aggregate royalties payable by the Company to Hologic under this exclusive arrangement are $7.0 million, and under the nonexclusive arrangement, are $6.0 million. In fiscal 1994, 1995, and 1996, the Company incurred royalties of approximately $688,000, $719,000 and $775,000, respectively, for payment under this arrangement, on aggregate sales through fiscal 1996 of approximately $46.9 million.

  Under a management agreement, through the second quarter of fiscal 1996, Hologic provided the Company with management, engineering and administrative support, and space at Hologic's facilities. Hologic continues to provide part-time management services of Mr. Ellenbogen and Dr. Stein, and through September 1996 the services of Glenn P. Muir. Under this arrangement, the Company was required to pay Hologic its proportionate share of Hologic's expenses, including the salaries of its employees and overhead, in rendering services to the Company. Currently the payments made under this arrangement are the Company's proportionate share of Mr. Ellenbogen's and Dr. Stein's compensation. No compensation is paid by the Company to any of Hologic's employees, including Mr. Ellenbogen and Dr. Stein. The management agreement may be terminated by either party on six months' written notice. For fiscal 1994, 1995 and 1996, the Company incurred expenses of approximately $544,000, $530,000 and $325,000, respectively, for rent (through the second quarter of fiscal 1996) and services under the management agreement with Hologic. In fiscal 1994 and 1995, the Company also purchased subassemblies in the amount of approximately $229,000 and $210,000, respectively, from Hologic.

  During fiscal 1996, Mr. Ellenbogen and Dr. Stein have typically devoted approximately 16 and 8 hours per week, respectively, to the Company. In connection with this Offering and the growth of the Company's business, Mr. Ellenbogen is currently expending approximately 20 hours per week to the Company. The Company has commenced a search for a chief operating officer to further support its anticipated growth. There can be no assurance that the Company will be able to attract and retain a qualified chief operating officer on a timely basis, if at all, or that the Company will be able to successfully integrate such person, if hired. After the integration of such person into the management of the Company, Mr. Ellenbogen's time commitment is anticipated to return to its previous level. See "Risk Factors--Dependence on Management and Key Employees."

  The Company believes that the agreements and transactions between the Company and Hologic are commercially reasonable. The Company did not, however, negotiate with any unaffiliated third parties prior to reaching an agreement with Hologic and cannot therefore determine whether the terms of the transactions are more or less favorable than could have been obtained from third parties.

CERTAIN FINANCING TRANSACTIONS

  In June 1989, the Company sold 234,375 shares of Series A Preferred Stock and 250,000 shares of Series B Preferred Stock to a limited number of investors pursuant to a private placement at prices of $10.00 and $.625 per share, respectively (an aggregate of $2,343,750 and $156,250, respectively). In January 1991 and July 1993 the Company sold an aggregate of 343,690 shares of Series C Preferred Stock and 254,585 shares of Series D

Preferred Stock to a limited number of investors pursuant to private placements at prices of $10.00 and $1.50 per share, respectively (an aggregate of $3,436,900 and $381,873, respectively). The holders of this Preferred Stock also received warrants to purchase an aggregate of 361,002 shares of Common Stock. The Series A Preferred Stock and Series C Preferred Stock are not convertible and are redeemable by the Company at a purchase price of $10.00 per share. Each share of Series B Preferred Stock and Series D Preferred Stock is convertible into ten shares of Common Stock.

  The holders of the Series A Preferred Stock and Series C Preferred Stock deferred and waived certain of the Company's mandatory redemption obligations with respect to such Preferred Stock. The waivers remain effective through November 1, 1996 and thereafter until the holders of not less than 60% of the shares of the applicable series provide the Company with 60 days prior notice of their intention to reinstate the Company's mandatory redemption obligations with respect to the covered shares. All of these shares are redeemable within one year of June 30, 1996. The Company has elected to redeem all of the 578,065 issued and outstanding shares of the Series A and Series C Preferred Stock at the closing of the Offering, for an aggregate redemption price of $5,780,650, in order to eliminate certain rights and preferences that the holders of such stock would otherwise have had.

  Upon the closing of the Offering, the Series B Preferred Stock and Series D Preferred Stock will be automatically converted into an aggregate of 5,045,850 shares of Common Stock. In connection with the Offering, the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have agreed to waive certain of their rights and preferences that relate to the Offering and other continuing obligations of the Company.

  Purchasers of Company's Preferred Stock include:

                                                     NUMBER OF SHARES
                                            -----------------------------------
PURCHASER(1)                                SERIES A SERIES B SERIES C SERIES D
------------                                -------- -------- -------- --------
Burr, Egan, Deleage & Co................... 102,001  108,801  143,131  106,024
Beta Partners Limited Partnership..........  37,500   40,000   52,621   38,978
Pioneer Capital Corporation................  37,500   40,000   52,621   38,978
Massachusetts Capital Resource Company.....  37,500   40,000   52,621   38,978
Claflin Capital Corporation................   9,375   10,000   27,964   20,714
HLM Partners V Limited Partnership.........  10,499   11,199   14,732   10,913

--------
(1) Includes shares held by venture capital funds managed or controlled by the purchasers listed above or by certain officers of one of those corporations. Beta Partners Limited Partnership is an affiliate of a director of the Company. See "Principal Stockholders."

CONSULTING SERVICES

  In April 1996, the Company retained the services of Kissinger Associates, Inc., a strategic consulting firm, to provide advice and assistance in connection with the Company's efforts to expand the market for its products and technology outside of the United States. The Company pays Kissinger Associates an annual retainer fee of $100,000, and will be required in certain instances to pay an additional fee based upon the value of each sale of equipment or technology to a customer for which Kissinger Associates' assistance has been requested. Ambassador L. Paul Bremer, III, a director of the Company, is a Managing Director of Kissinger Associates.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information as of December 1, 1996 concerning the beneficial ownership of Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group, after giving effect to the redemption of all outstanding shares of non-convertible redeemable Series A Preferred Stock and Series C Preferred Stock. This information is based upon information received from or on behalf of the named individuals. Unless otherwise noted, the beneficial owners listed have sole voting and investment power over the shares listed.

                                                        PERCENTAGE OF
                                                      OUTSTANDING SHARES
                                                ------------------------------
                                    NUMBER OF
                                    SHARES OF
                                   COMMON STOCK
NAME AND ADDRESS OF                BENEFICIALLY
BENEFICIAL OWNER                     OWNED(1)   BEFORE OFFERING AFTER OFFERING
-------------------                ------------ --------------- --------------
Funds managed by Burr, Egan,        2,301,945        32.7%           25.5%
 Deleage & Co.(2).................
 One Post Office Square, Suite
 3800
 Boston, Massachusetts 02103
Beta Partners Limited                 846,284        12.2             9.5
 Partnership(3)(5)................
 One Post Office Square, Suite
 3800
 Boston, Massachusetts 02103
Frank Kenny(4)(5).................    846,284        12.2             9.5
 One Post Office Square, Suite
 3800
 Boston, Massachusetts 02103
Massachusetts Capital Resource        846,284        12.2             9.5
 Company(6).......................
 420 Boylston Street
 Boston, Massachusetts 02116
Pioneer Capital Corporation(7)....    803,970        11.6             9.0
 60 State Street
 Boston, Massachusetts 02109
Charles T. O'Neill, as                800,000        11.6             9.0
 Trustee(8).......................
 c/o O'Neill & Neylon
 950 Winter Street
 Waltham, Massachusetts 02154
Dr. Jay A. Stein(9)...............    762,000        11.1             8.6
 c/o Vivid Technologies, Inc.
 10E Commerce Way
 Woburn, Massachusetts 01801
S. David Ellenbogen(10)...........    428,000         6.2             4.8
 c/o Vivid Technologies, Inc.
 10E Commerce Way
 Woburn, Massachusetts 01801
James J. Aldo(11).................     94,500         1.4             1.0
Daniel J. Silva(12)...............     65,000           *               *
Glenn P. Muir(13).................     37,250           *               *
L. Paul Bremer, III...............        --          --               --
Gerald Segel......................        --          --               --
All directors and officers as a
 group (9 persons) (14)...........  2,240,634        31.7            24.7

--------
* Less than 1% of the outstanding Common Stock.
(1) The number of shares of Common Stock deemed outstanding prior to the Offering includes (i) 1,833,920 shares of Common Stock outstanding as of December 1, 1996, (ii) an aggregate of 5,045,850 shares of Common Stock issuable upon conversion of all outstanding shares of Series B Preferred Stock and Series D Preferred Stock and (iii) shares issuable pursuant to options and warrants held by the respective person or group which may be exercised within 60 days after December 1, 1996 ("presently exercisable stock options" and "presently exercisable warrants," respectively), as set forth below. The number of shares of Common Stock deemed outstanding after the Offering includes an additional 2,000,000 shares of Common Stock which are being offered for sale by the Company in the Offering. Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Presently exercisable options and presently exercisable warrants are deemed to be outstanding and to be beneficially owned by the person or group holding stock options or warrants for the purpose of computing the percentage ownership of such person or group, but not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
(2) Comprised of (i) 1,492,700 shares and 106,794 shares issuable pursuant to presently exercisable warrants held by Alta III Limited Partnership ("Alta III"), (ii) 236,940 shares and 16,952 shares issuable pursuant to presently exercisable warrants held by Gallion Partners II ("Gallion"),
    (iii) 379,100 shares and 27,122 shares issuable pursuant to presently exercisable warrants held by C.V. Sofinnova Partners Four ("Sofinnova"),
    (iv) 37,490 shares and 2,682 shares issuable pursuant to presently exercisable warrants held by Alta Jami Boston Limited Partnership ("Alta Jami"), and (v) 2,020 shares and 145 shares issuable pursuant to presently exercisable warrants held by Golden Coins N.V. ("Golden Coins"), respectively. The respective general partners of Alta III, Alta Jami, Gallion, Golden Coins and Sofinnova exercise sole voting and investment power with respect to the shares held by the funds. The principals of Burr, Egan, Deleage & Co. ("Burr Egan") are general partners of Alta III Management Partners Limited Partnership (the general partner of Alta III) and Alta Jami. As general partners of these funds, the principals of Burr Egan may be deemed to share voting and investment power for the shares held by the funds. Burr Egan serves as an advisor to Gallion, Sofinnova and Golden Coins. The principals of Burr Egan disclaim beneficial ownership of all shares held by the foregoing funds except to the extent of their pecuniary interests therein. Excludes shares beneficial owned by Beta Partners Limited Partnership. See footnote 3 below.
(3) Comprised of 789,780 shares and 56,504 shares issuable pursuant to presently exercisable warrants. Certain principals of Burr Egan are special limited partners of Beta Partners Limited Partnership ("Beta Partners"). Burr Egan exercises no investment or voting power as to the shares held by Beta Partners. Such principals disclaim beneficial ownership of the shares held by Beta Partners except to the extent of this pecuniary interests therein.
(4) Comprised of shares beneficially owned by Beta Partners. Mr. Kenny serves as a general partner of Beta Management Partners Limited Partnership, the general partner of Beta Partners. Mr. Kenny disclaims beneficial ownership of such shares except to the extent of his pecuniary interests therein.
(5) Excludes an aggregate of 4,256,060 shares and 304,498 shares issuable pursuant to presently exercisable warrants held by the funds managed by Burr Egan, Pioneer Capital Corporation and Claflin Capital Management, Inc., and by Massachusetts Capital Resource Company, Christopher W. Lynch, Geneva Partnership and HLM Partners V Limited Partnership, which holders have designed Mr. Kenny, pursuant to certain securities purchase agreements, to serve as their designee on the Company's Board of Directors. See "Management--Executive Officers and Directors."
(6) Comprised of 789,780 shares and 56,504 shares issuable pursuant to presently exercisable warrants.
(7) Comprised of 750,290 shares and 53,680 shares issuable pursuant to presently exercisable warrants held by Pioneer Ventures Limited Partnership, a venture fund the general partner of which is a wholly-owned subsidiary of Pioneer Capital Corporation which exercises voting and investment authority with respect to the shares owned by Pioneer Ventures Limited Partnership. Excludes 19,490 shares and 2,827 shares issuable pursuant to presently exercisable warrants held by Geneva Partnership, a family partnership of one of the principals of Pioneer Capital Corporation, and 20,000 shares held by Christopher W. Lynch, a principal of Pioneer Capital Corporation. Pioneer Capital Corporation disclaims beneficial ownership of all such shares.
(8) Includes (i) 250,000 shares held by Mr. O'Neill as Trustee of the Ellenbogen Family Irrevocable Trust of 1996; (ii) 350,000 shares held by Mr. O'Neill as Trustee of the S. David Ellenbogen 1996 Retained Annuity Trust; and (iii) 200,000 shares held by Mr. O'Neill as Trustee of the Jay
    A. Stein 1996 Retained Annuity Trust. Mr. O'Neill disclaims beneficial ownership of all such shares.
(9) Includes 72,000 shares held by Dr. Stein as Trustee. Also includes 200,000 shares held in trust by Mr. O'Neill as Trustee of the Jay A. Stein 1996 Retained Annuity Trust. Dr. Stein disclaims beneficial ownership of the shares held by Dr. Stein as Trustee.
(10) Includes 60,000 shares held by Mr. Ellenbogen as Trustee. Also includes 350,000 shares held in trust by Mr. O'Neill, as Trustee of the S. David Ellenbogen 1996 Retained Annuity Trust. Excludes 250,000 shares held in trust by Mr. O'Neill, as Trustee of the Ellenbogen Family Irrevocable Trust of 1996. Mr. Ellenbogen disclaims beneficial ownership of shares held by Mr. Ellenbogen as Trustee and shares held in trust by Mr. O'Neill as Trustee of the Ellenbogen Family Irrevocable Trust of 1996.
(11) Comprised of 64,000 shares of Common Stock and 30,500 shares of Common Stock issuable pursuant to presently exercisable stock options.
(12) Consists of 65,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
(13) Includes 33,000 shares of Common Stock issuable pursuant to presently exercisable stock options.
(14) Includes 136,100 shares issuable pursuant to presently exercisable stock options and 56,504 shares issuable pursuant to presently exercisable warrants. See footnotes 3, 11, 12 and 13 above.

                           DESCRIPTION OF SECURITIES

  Upon the consummation of the Offering, the authorized capital stock of the Company will consist of 30,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.01 par value (the "Preferred Stock").

COMMON STOCK

  As of December 1, 1996, after giving effect to the conversion of all outstanding shares of Series B Preferred Stock and Series D Preferred Stock into an aggregate of 5,045,850 shares of Common Stock, there were 6,879,770 shares of Common Stock outstanding, held of record by 53 stockholders. There will be 8,879,770 shares of Common Stock outstanding after giving effect to the sale of the shares of Common Stock offered hereby.

  The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor. The holders of Common Stock do not have cumulative voting rights in the election of directors. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to receive all assets available for distribution to the stockholders, subject to any preferential or other rights of the holders of Preferred Stock. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the shares of Common Stock are, and the shares to be sold in the Offering will be, fully paid and nonassessable.

PREFERRED STOCK

  Upon the consummation of the Offering, the Board of Directors may, without further action of the stockholders of the Company, issue Preferred Stock in one or more classes or series and fix the rights and preferences thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any class or series, and the designations of such class or series.

  The voting and other rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Issuances of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

  In January 1992, the Company sold a warrant to Dominion Fund II, L.P. ("Dominion") for the purchase of 42,667 shares of Common Stock, at an exercise price of $1.50 per share. This warrant was sold in connection with a loan made to the Company by Dominion. In March 1992 and February 1994, the Company issued warrants to the purchasers of its Series C Preferred Stock and Series D Preferred Stock for the purchase of an aggregate of 361,002 shares of Common Stock at an exercise price of $1.50 per share. All of the outstanding warrants are currently exercisable. Warrants to purchase 53,680 shares of Common Stock will expire in February 2000, and the remainder will expire five years after the completion of the Offering.

ANTITAKEOVER PROVISIONS

  In addition to the Preferred Stock, the Company's Restated Certificate of Incorporation includes several additional provisions which may render more difficult an unfriendly tender offer, proxy contest, merger or other change in control of the Company. These provisions may discourage bids for the Company and therefore may limit the price that certain investors might be willing to pay in the future for shares of Common Stock.

  The Company's Restated Certificate of Incorporation contains a so-called "anti-greenmail" provision. The provision is intended to discourage speculators who accumulate beneficial ownership of a significant block of stock and then, under the threat of making a tender offer or proxy contest or instigating some other corporate disruption, succeed in extracting from the corporation a premium price to repurchase the shares acquired by the speculator. This tactic has become known as greenmail. The anti-greenmail provision prohibits the Company from purchasing any shares of Common Stock from a related person at a per share price in excess of the fair market value at the time of such purchase, unless the purchase is approved by two-thirds of the holders of the outstanding shares of Common Stock, excluding any votes cast by the Related Person. The term Related Person is defined in general to mean any person, other than a founder of the Company (Mr. Ellenbogen and Dr. Stein), who acquires more than 5% of the Company's voting stock. Stockholder approval is not required for such purchases when the offer is made available on the same terms to all holders of shares of Common Stock or when the purchases are effected in the open market.

  The Restated Certificate of Incorporation also contains a provision that will require the affirmative vote of the holders of 66 2/3% of the outstanding Common Stock to approve amendments to the Company's Restated Certificate of Incorporation or to approve extraordinary transactions that are required to be approved by stockholders under the Delaware General Corporation Law, including mergers, sales of substantially all of the Company's assets and dissolution, which actions are not approved by a majority of the Continuing Directors (as defined below) of the Company. The Company's Restated Certificate of Incorporation provides that the affirmative vote of the holders of only a majority of the outstanding Common Stock is required to approve such matters if they have been approved by the Continuing Directors. The term Continuing Director is defined to mean (i) any member of the Board of Directors who is unaffiliated with a Related Person and was a member of the Board of Directors prior to the time any person became a Related Person and (ii) any successor to such a Continuing Director who is not affiliated with any Related Person and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors. A majority of the Continuing Directors can designate a new director to be a Continuing Director, even though such person is affiliated with a Related Person.

  The Continuing Directors are currently closely affiliated with management and are anticipated to continue to be so into the foreseeable future. Accordingly, the effect of the provision of the Company's Restated Certificate of Incorporation described in the preceding paragraph would be to make it unlikely that any transaction requiring a stockholder vote would receive the requisite approval unless supported by management. The 66 2/3% voting requirement would apply to recapitalizations, management-led buy-outs and other management-led transactions requiring the vote of stockholders under the Delaware General Corporation Law, if such transactions were not approved by the Continuing Directors. However, because of the likelihood of the close association of the Continuing Directors to management, it would be more likely that such transactions would obtain the approval of the Continuing Directors and require only majority stockholder approval.

  The Restated Certificate of Incorporation provides for the classification of the Company's Board of Directors into three classes, with the classes being elected for staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed those in the class whose term then expires, and each elected director shall serve for a term expiring at the third succeeding annual meeting of stockholders after such director's election, and until the director's successor is elected and qualified. Thus, directors stand for election only once in three years. This provision also restricts the ability of stockholders to enlarge the Board of Directors. Changes in the number of Directors may be effected by a vote of a majority of the Continuing Directors (as defined in the Restated Certificate of Incorporation) or by the stockholders by vote of at least 80% of the shares of the Company's voting stock outstanding, voting as a single class. Under this provision, Directors may only be removed with or without cause by the affirmative vote of the holders at least 80% of the combined voting power of the outstanding shares of the Company's voting stock, voting together as a single class.

  The Restated Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders, and may not be taken by written consent. This provision could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. This provision may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

  Another provision included in the Company's Restated Certificate of Incorporation requires the Board of Directors to consider social, economic and other factors in evaluating whether certain types of corporate transactions proposed by another party are in the best interests of the Company and its stockholders. These transactions include (i) the purchase or acquisition through exchange or otherwise of any of the Company's outstanding equity securities, (ii) the merger or consolidation of the Company with another corporation and (iii) the purchase or other acquisition of all or substantially all of the Company's properties and assets.

  Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the last three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder. By virtue of the Company's decision not to elect out of the statute's provisions, the statute applies to the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is the American Stock Transfer & Trust Company.

  CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

  The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of the Common Stock applicable to Non-United States Holders of such Common Stock. For the purposes of this discussion, a "Non-United States Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or any state, or (iii) an estate or trust treated as a United States Person under Section 7701(a)(30) of the Code. The term "Non-United States Holder" does not include individuals who were United States citizens within the ten-year period immediately preceding the date of this Prospectus and whose loss of United States citizenship had as one of its principal purposes the avoidance of United States taxes. This discussion does not deal with all aspects of United States federal income and estate taxation and does not deal with foreign, state and local tax consequences that may be relevant to Non-United States Holders in light of their personal circumstances. Furthermore, the following discussion is based on current provisions of the United States Internal Revenue Code (the "Code") and administrative and judicial interpretations as of the date hereof, all of which are subject to change. Prospective non-United States investors are urged to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax consequences of owning and disposing of Common Stock.

DIVIDENDS

  Generally, any dividend paid to a Non-United States Holder of Common Stock will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (absent knowledge that such presumption is not warranted) for purposes of the withholding discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining applicability of a tax treaty rate. However, under proposed United States Treasury regulations not currently in effect, a Non-United States Holder of Common Stock (including a beneficial owner of an interest in certain Non-United States Holders) who wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and disclosure requirements. Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from such withholding tax. However, such effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to United States persons. Currently, certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption.

  In addition to the graduated tax described above, dividends received by a corporate Non-United States Holder that are effectively connected with a United States trade or business of the corporate Non-United States Holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

  A Non-United States Holder of Common Stock eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

  A Non-United States Holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of his Common Stock unless: (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder; (ii) the Non-United States Holder is an individual who holds such Common Stock as a capital asset and who is present in the United States for 183 days or more during the calendar year in which such sale or disposition occurs and certain other conditions are met or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company has determined that it is not and does not believe that it will become a "United States real property holding corporation" for federal income tax purposes. Even if the Company were to become a "United States real property holding corporation," gains realized on a disposition of Common Stock by a Non-United States Holder which did not directly or indirectly own more than 5% of the Common Stock during the shorter of the periods described above generally would not be subject to United States federal income tax, provided that the Common Stock is "regularly traded" on an established securities market.

  An individual Non-United States Holder with gain described in clause (i) of the preceding paragraph will be taxed on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-United States Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States capital losses (notwithstanding the fact that the individual is not considered a resident of the United States). A corporate Non-United States Holder with gain described in clause (i) of the preceding paragraph, it will be taxed on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Generally, the Company must report to the United States Internal Revenue Service the amount of dividends paid, the name and address of the recipient of such dividends, and the amount, if any, of tax withheld. A similar report is sent to the recipient of such dividends. Pursuant to tax treaties or other agreements, the United States Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

  Under current Treasury Regulations, dividends paid to a Non-United States Holder at an address within the United States may be subject to backup withholding at a rate of 31% if the Non-United States Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payor. Under current Treasury Regulations, backup withholding will generally not apply to dividends paid to Non-United States Holders at an address outside the United States (unless the payor has knowledge that the payee is a United States person). Under proposed United States Treasury regulations not currently in effect, however, a Non-United States Holder will be subject to back-up withholding unless applicable certification requirements are met.

  Under current Treasury Regulations, the payment of the proceeds of the disposition of Common Stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its Non-United States Holder status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a Non-United States Holder of Common Stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States through an office outside the United States of a broker that is (a) a United States person, (b) a United States "controlled foreign corporation" for United States tax purposes or (c) a foreign person 50% or more of whose gross income for certain periods is from the conduct of a United States trade or business unless such broker has documentary evidence in its files of the owner's foreign status and has no knowledge to the contrary or the holder otherwise establishes an exemption.

  Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the United States Internal Revenue Service.

ESTATE TAX

  A Non-United States Holder who is an individual and who owns Common Stock at the time of his death or has made certain lifetime transfers of an interest in Common Stock will be required to include the value of such stock in his gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 8,879,770 shares of Common Stock outstanding (assuming no exercise of outstanding options or warrants). Of these shares, the 2,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

  The remaining 6,879,770 shares of Common Stock are deemed "Restricted Shares" under Rule 144. Of the Restricted Shares, up to 2,207,330 shares may be eligible for sale in the public market immediately after this offering pursuant to Rule 144(k) under the Securities Act; all of these shares are subject to the lock-up agreements described below (the "Lock-up Agreements"). All of the remaining Restricted Shares may be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus; 4,599,340 of these shares are subject to Lock-up Agreements. Certain security holders have the right to have their Restricted Shares registered by the Company under the Securities Act as described below.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 88,798 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements, and availability of current public information about the Company. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least three years may resell such shares without compliance with the foregoing requirements. In meeting the two and three year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. The Securities and Exchange Commission has announced a proposal to reduce the two-year Rule 144 and the three-year Rule 144(k) holding periods by one year.

  Rule 701 under the Securities Act provides that the shares of Common Stock acquired on the exercise of currently outstanding options may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its two-year minimum holding period, subject to certain limitations.

OPTIONS AND WARRANTS

  As of December 1, 1996, options and warrants to purchase a total of 1,189,769 shares of Common Stock were outstanding and 376,050 of the shares issuable pursuant to such options and warrants are not yet exercisable. Substantially all of the holders of these options and warrants have executed Lock-up Agreements. An additional 1,019,980 shares of Common Stock are available for future grants under the Company's stock option plans. See "Management--Stock Option Plans."

  The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable pursuant to the Company's stock option plans that do not qualify for an exemption under Rule 701 from the registration requirements of the Securities Act. The Company expects to file these registration statements promptly following the closing of the Offering, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the Lock-up Agreements, to the extent applicable.

LOCK-UP AGREEMENTS

  Certain security holders and all officers and directors of the Company, who in the aggregate hold substantially all of the outstanding shares of Common Stock and substantially all of the outstanding options or warrants to purchase shares of Common Stock, have agreed, pursuant to the Lock-up Agreements, that they will not, without the prior written consent of Lehman Brothers Inc., offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus.

REGISTRATION RIGHTS

  Upon the expiration of contractual lock-up periods, certain security holders of the Company (the "Rights Holders") will be entitled to require the Company to register under the Securities Act the sale of up to a total of 2,898,520 shares of outstanding Common Stock and up to 210,199 shares of Common Stock issuable upon exercise of outstanding warrants (the "Registrable Shares") under the terms of certain agreements between the Company and the Rights Holders (the "Registration Agreements"). The Registration Agreements provide that in the event the Company proposes to register any of its securities under the Securities Act at any time or times, the Rights Holders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. However, the managing underwriter of any such offering may exclude for marketing reasons some or all of such Registrable Shares from such registration. The Rights Holders have, subject to certain conditions and limitations, additional rights to require the Company to prepare and file a registration statement under the Securities Act with respect to their Registrable Shares. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions. All Rights Holders have signed Lock-up Agreements covering their Registrable Shares.

                                 UNDERWRITING

  The underwriters of the U.S. Offering of the Common Stock (the "U.S. Underwriters"), for whom Lehman Brothers Inc., Cowen & Company and Needham & Company, Inc. are serving as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of the U.S. Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement, to purchase from the Company, and the Company has agreed to sell to each U.S. Underwriter, the following number of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                       NUMBER OF
    U.S. UNDERWRITERS                                                   SHARES
    -----------------                                                  ---------
   Lehman Brothers Inc................................................   355,000
   Cowen & Company....................................................   355,000
   Needham & Company, Inc.............................................   355,000
   CS First Boston Corporation........................................    45,000
   Donaldson, Lufkin & Jenrette Securities Corporation................    45,000
   Goldman, Sachs & Co................................................    45,000
   Salomon Brothers Inc...............................................    45,000
   Smith Barney Inc...................................................    45,000
   Adams, Harkness & Hill, Inc........................................    45,000
   Tucker Anthony Incorporated........................................    45,000
   Unterberg Harris...................................................    45,000
   Advest, Inc........................................................    25,000
   Fahnestock & Co. Inc...............................................    25,000
   Furman Selz LLC....................................................    25,000
   Gruntal & Co., Incorporated........................................    25,000
   Janney Montgomery Scott Inc........................................    25,000
   Josephthal Lyon & Ross Incorporated................................    25,000
   Pennsylvania Merchant Group Ltd....................................    25,000
                                                                       ---------
     Total............................................................ 1,600,000
                                                                       =========

  The managers of the International Offering named below (the "International Managers"), for whom Lehman Brothers International (Europe), Cowen & Company and Needham & Company, Inc. are acting as lead managers, have severally agreed, subject to the terms and conditions of the International Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement, to purchase from the Company, and the Company has agreed to sell to each International Manager, the following aggregate number of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                       NUMBER OF
    INTERNATIONAL MANAGERS                                              SHARES
    ----------------------                                             ---------
   Lehman Brothers International (Europe).............................  134,000
   Cowen & Company....................................................  133,000
   Needham & Company, Inc.............................................  133,000
                                                                        -------
     Total............................................................  400,000
                                                                        =======

  The U.S. Underwriting Agreement and the International Underwriting Agreement (collectively, the "Underwriting Agreements") provide that the obligations of the U.S. Underwriters and the International Managers, respectively, to purchase shares of Common Stock are subject to the approval of certain legal matters by counsel and to certain other conditions and that if any of the shares of Common Stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement or by the International Managers pursuant to the International Underwriting Agreement, all the shares of Common Stock agreed to be purchased by either the U.S. Underwriters or the International Managers, as the case may be, pursuant to their respective Underwriting Agreement, must be so purchased. The offering price and underwriting discounts and commissions for the U.S. Offering and the International Offering are identical. The closing of the International Offering is a condition to the closing of the U.S. Offering, and the closing of the U.S. Offering is a condition to the closing of the International Offering.

  The Company has been advised that the U.S. Underwriters and the International Managers propose to offer shares of Common Stock directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain selected dealers (who may include the U.S. Underwriters and International Managers) at such public offering price less a selling concession not to exceed $0.47 per share. The Underwriters may allow and the selected dealers may reallow a concession not to exceed $0.10 per share. After the initial offering of the Common Stock, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the U.S. Underwriters and the International Managers. The Representatives have informed the Company that the Underwriters do not intend to confirm sales of shares of Common Stock to any accounts over which they exercise discretionary authority.

  The U.S. Underwriters and the International Managers have entered into an Agreement Between U.S. Underwriters and International Managers (the "Agreement Between") pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the shares of Common Stock offered in the U.S. Offering,
(a) it is not purchasing any of such shares for the account of anyone other than a U.S. or Canadian Person (as defined below) and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada or to anyone other than a U.S. or Canadian Person. In addition, pursuant to the Agreement Between, each International Manager has agreed that, as part of the distribution of the shares of Common Stock offered in the International Offering, (a) it is not purchasing any of such shares for the account of any U.S. or Canadian Person and (b) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering within the United States or Canada or to any U.S. or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Between, including: (i) certain purchases and sales between the U.S. Underwriters and the International Managers; (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion; (iii) purchases, offers or sales by a U.S. Underwriter and (iv) other transactions specifically approved by the U.S. Underwriters and International Managers. As used herein, "U.S. or Canadian Person" means any resident or citizen of the United States or Canada, any corporation, pension, profit sharing or other trust or other entity organized under or governed by the laws of the United States or Canada or any political subdivision thereof (other than the foreign branch of any United States or Canadian Person), any estate or trust the income of which is subject to United States or Canadian federal income taxation regardless of the source of its income, and any United States or Canadian branch of a person other than a United States or Canadian Person. The term "United States" means the United States of America (including the states thereof and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. The term "Canada" means the provinces of Canada, its territories, its possessions and other areas subject to its jurisdiction.

  Pursuant to the Agreement Between, sales may be made among the U.S. Underwriters and the International Mangers of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering prices as then in effect for Common Stock being sold by the U.S. Underwriters and International Managers, less an amount not greater than the selling concession unless otherwise determined by mutual agreement. To the extent that there are sales pursuant to the Agreement Between, the number of shares initially available for sale by the U.S. Underwriters and the International Managers may be more or less than the amount specified on the cover page of this Prospectus.

  Each International Manager has represented and agreed that: (i) it has not offered or sold and, prior to the date six months after the date of issue of the shares of Common Stock, will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom, any document received by it in connection with the issue of the Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995.

  Purchasers of the shares offered pursuant to the Offering may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

  The Company has granted to the U.S. Underwriters and the International Mangers options to purchase up to an aggregate of 240,000 and 60,000 additional shares of Common Stock, respectively, at the initial public offering price less the aggregate underwriting discounts and commissions shown on the cover page of this Prospectus, solely to cover over-allotments, if any. The options may be exercised at any time up to 30 days after the date of this Prospectus. To the extent that the U.S. Underwriters and the International Mangers exercise such options, each of the U.S. Underwriters and the International Managers, as the case may be, will be committed (subject to certain conditions) to purchase a number of option shares proportionate to such U.S. Underwriter's or International Manager's initial commitment.

  The Company has agreed to indemnify the U.S. Underwriters and the International Mangers against certain liabilities, including liabilities under the Act, and to contribute to payments which the U.S. Underwriters and the International Managers may be required to make in respect thereof.

  The Company, the officers and directors of the Company and certain other stockholders of the Company have agreed that they will not, without the prior written consent of Lehman Brothers Inc., offer, sell, grant any options to purchase or otherwise dispose of any shares of Common Stock within 180 days after the date of this Prospectus, other than (i) the shares of Common Stock to be sold to the Underwriters in the Offering, (ii) the issuance of options and sales of Common Stock pursuant to currently existing stock-based compensation plans and (iii) the issuance of shares of Common Stock as consideration for the acquisition of one or more businesses (provided that such Common Stock may not be resold prior to the expiration of the 180-day period referenced above). See "Shares Eligible for Future Sale."

  Prior to the Offering there has been no public market for the Common Stock. The initial public offering price for the Common Stock was determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price was prevailing market and economic conditions, estimates of the business potential and prospects of the Company, the state of the Company's business operations, an assessment of the Company's management, the consideration of the above factors in relation to market valuations of companies in related business and other factors deemed relevant.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Offering will be passed upon for the Company by Brown, Rudnick, Freed & Gesmer, Boston, Massachusetts. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. A member of Brown, Rudnick, Freed & Gesmer, counsel to the Company, is Secretary of the Company.

                                    EXPERTS

  The financial statements included in this Prospectus or elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission ("Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 ("Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance where such contract or document is filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including the exhibits thereto, may be inspected without charge and copied, at prescribed rates, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission, which can be accessed at http://www.sec.gov.

  As a result of the Offering, the Company will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. The Company intends to distribute to its stockholders annual reports containing consolidated financial statements audited by its independent accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Report of Independent Public Accountants................................. F-2
Consolidated Balance Sheets as of September 30, 1995 and 1996 ........... F-3
Consolidated Statements of Operations for the Years Ended September 30,
 1994, 1995 and 1996..................................................... F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the Years
 Ended September 30, 1994, 1995 and 1996................................. F-5
Consolidated Statements of Cash Flows for the Years Ended September 30,
 1994, 1995 and 1996..................................................... F-6
Notes to Consolidated Financial Statements............................... F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Vivid Technologies, Inc.:

  We have audited the accompanying consolidated balance sheets of Vivid Technologies, Inc. (a Massachusetts corporation) and subsidiaries as of September 30, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vivid Technologies, Inc. and subsidiaries as of September 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
October 25, 1996 (except with
respect to the matter discussed
in Note 12(C) as to which the
date is November 6, 1996)

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                        SEPTEMBER 30,        SEPTEMBER 30, 1996
                                   ------------------------  ------------------
                                      1995         1996          PRO FORMA
                                   -----------  -----------  ------------------
                                                                (UNAUDITED)
              ASSETS
Current assets:
 Cash and cash equivalents........ $ 2,561,912  $ 1,661,724     $ 1,661,724
 Accounts receivable..............   1,168,124    3,720,478       3,720,478
 Inventories......................   3,184,468    4,741,658       4,741,658
 Deferred tax asset...............         --       181,000         181,000
 Other current assets.............      57,382      444,902         444,902
                                   -----------  -----------     -----------
 Total current assets.............   6,971,886   10,749,762      10,749,762
                                   -----------  -----------     -----------
Property and equipment, at cost:
 Machinery and equipment..........   1,378,390    1,681,659       1,681,659
 Furniture and fixtures...........      68,534       58,855          58,855
 Leasehold improvements...........     120,540      143,776         143,776
 Equipment under capital leases...         --       198,580         198,580
                                   -----------  -----------     -----------
                                     1,567,464    2,082,870       2,082,870
 Less--accumulated depreciation
  and amortization................     867,088    1,097,717       1,097,717
                                   -----------  -----------     -----------
                                       700,376      985,153         985,153
                                   -----------  -----------     -----------
Other assets, net.................      67,264      228,077         228,077
                                   -----------  -----------     -----------
                                   $ 7,739,526  $11,962,992     $11,962,992
                                   ===========  ===========     ===========
  LIABILITIES AND STOCKHOLDERS'
         EQUITY (DEFICIT)
Current liabilities:
 Obligation under capital leases..         --        36,888          36,888
 Accounts payable.................     726,571    1,493,874       1,493,874
 Accrued expenses.................   2,276,883    3,432,914       3,432,914
 Currently redeemable series A
  preferred stock.................         --     2,343,750       2,343,750
 Currently redeemable series C
  preferred stock.................         --     3,436,900       3,436,900
 Customer deposits................         --     1,042,085       1,042,085
                                   -----------  -----------     -----------
 Total current liabilities........   3,003,454   11,786,411      11,786,411
                                   -----------  -----------     -----------
Redeemable preferred stock $.01
 par value, net of current
 portion:
 Series A--
 234,375 shares authorized,
  issued and outstanding..........   2,343,750          --              --
                                   -----------  -----------     -----------
 Series C--
 343,690 shares authorized,
  issued and outstanding .........   3,436,900          --              --
                                   -----------  -----------     -----------
Commitments and contingencies
 (notes 10 and 12)
Stockholders' equity (deficit):
 Convertible preferred stock, $.01
  par value--
 Series B--
  Authorized--250,000 shares,
   none pro forma
  Issued and outstanding--250,000
   shares, none pro forma
   (liquidation preference of
   $156,250)......................       2,500        2,500             --
 Series D--
  Authorized--254,585 shares,
   none pro forma
  Issued and outstanding--254,585
   shares, none pro forma
   (liquidation preference of
   $381,878)......................       2,546        2,546             --
 Common stock, $.01 par value--
 Authorized--7,500,000 shares
  Issued and outstanding--
   1,674,350 shares in 1995,
   1,740,520 shares in 1996 and
   6,786,370 shares pro forma.....      16,743       17,405          67,864
 Capital in excess of par value...     538,546      594,279         548,866
 Accumulated deficit..............  (1,604,913)    (440,149)       (440,149)
                                   -----------  -----------     -----------
   Total stockholders' equity
    (deficit).....................  (1,044,578)     176,581         176,581
                                   -----------  -----------     -----------
                                   $ 7,739,526  $11,962,992     $11,962,992
                                   ===========  ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              YEAR ENDED SEPTEMBER 30,
                                         -------------------------------------
                                            1994         1995         1996
                                         -----------  -----------  -----------
Revenues...............................  $13,801,281  $14,437,220  $15,578,326
Cost of revenues (includes
 approximately $917,000, $929,000 and
 $775,000, respectively, of royalties
 to and purchases from Hologic, see
 Note 10)..............................    6,761,739    6,128,986    6,899,433
                                         -----------  -----------  -----------
  Gross margin.........................    7,039,542    8,308,234    8,678,893
                                         -----------  -----------  -----------
Operating expenses (includes
 approximately $544,000, $530,000 and
 $325,000, respectively, of management
 service expenses from Hologic, see
 Note 10):
  Research and development.............    2,295,927    3,653,041    3,461,555
  Selling and marketing................      716,312    1,077,235    1,394,880
  General and administrative...........      915,479    1,120,292    1,515,420
  Litigation expenses..................      199,388      308,482    1,149,889
                                         -----------  -----------  -----------
   Total operating expenses............    4,127,106    6,159,050    7,521,744
                                         -----------  -----------  -----------
Income from operations.................    2,912,436    2,149,184    1,157,149
Interest income........................        1,818       53,378       60,616
Interest expense.......................       (4,553)     (98,487)     (53,001)
                                         -----------  -----------  -----------
Income before income taxes.............    2,909,701    2,104,075    1,164,764
Provision for income taxes.............      100,000       90,000          --
                                         -----------  -----------  -----------
  Net income...........................  $ 2,809,701  $ 2,014,075  $ 1,164,764
                                         ===========  ===========  ===========
Net income per common and common
 equivalent share......................  $      0.39  $      0.28  $      0.15
                                         ===========  ===========  ===========
Weighted average number of common and
 common equivalent shares outstanding..    7,198,301    7,275,138    7,868,853
                                         ===========  ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                            SERIES B            SERIES D
                           CONVERTIBLE         CONVERTIBLE
                         PREFERRED STOCK     PREFERRED STOCK      COMMON STOCK
                       ------------------- ------------------- -------------------   CAPITAL
                        NUMBER     $.01     NUMBER     $.01     NUMBER     $.01    IN EXCESS OF ACCUMULATED
                       OF SHARES PAR VALUE OF SHARES PAR VALUE OF SHARES PAR VALUE  PAR VALUE     DEFICIT       TOTAL
                       --------- --------- --------- --------- --------- --------- ------------ -----------  -----------
Balance, September
 30, 1993............   250,000   $2,500    254,585   $2,546   1,545,750  $15,458    $521,311   $(6,428,689) $(5,886,874)
 Exercise of stock
  options............       --       --         --       --      101,850    1,018      10,927           --        11,945
 Net income..........       --       --         --       --          --       --          --      2,809,701    2,809,701
                        -------   ------    -------   ------   ---------  -------    --------   -----------  -----------
Balance, September
 30, 1994............   250,000    2,500    254,585    2,546   1,647,600   16,476     532,238    (3,618,988)  (3,065,228)
 Exercise of stock
  options............       --       --         --       --       26,750      267       6,308           --         6,575
 Net income..........       --       --         --       --          --       --          --      2,014,075    2,014,075
                        -------   ------    -------   ------   ---------  -------    --------   -----------  -----------
Balance, September
 30, 1995............   250,000    2,500    254,585    2,546   1,674,350   16,743     538,546    (1,604,913)  (1,044,578)
 Issuance of common
  stock for
  services...........       --       --         --       --       15,000      150      44,850           --        45,000
 Exercise of stock
  options............       --       --         --       --       51,170      512      10,883           --        11,395
 Net income..........       --       --         --       --          --       --          --      1,164,764    1,164,764
                        -------   ------    -------   ------   ---------  -------    --------   -----------  -----------
Balance, September
 30,
 1996 ...............   250,000   $2,500    254,585   $2,546   1,740,520  $17,405    $594,279   $  (440,149) $   176,581
                        =======   ======    =======   ======   =========  =======    ========   ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 YEAR ENDED SEPTEMBER 30,
                                             ----------------------------------
                                                1994        1995        1996
                                             ----------  ----------  ----------
Cash flows from operating activities:
 Net income................................. $2,809,701  $2,014,075  $1,164,764
 Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities--
 Depreciation and amortization..............    195,031     276,838     344,894
 Issuance of common stock for services......        --          --       45,000
 Changes in assets and liabilities--
  Accounts receivable.......................   (761,359)   (331,765) (2,552,354)
  Inventories............................... (2,266,822)   (241,116) (1,557,190)
  Deferred tax asset........................        --          --     (181,000)
  Other current assets......................      6,755     (23,546)   (387,520)
  Accounts payable..........................    696,230    (504,129)    767,303
  Accrued expenses..........................  1,235,351     535,331   1,156,031
  Customer deposits.........................    102,390    (677,390)  1,042,085
                                             ----------  ----------  ----------
   Net cash provided by (used in) operating
    activities..............................  2,017,277   1,048,298    (157,987)
                                             ----------  ----------  ----------
Cash flows from investing activities:
 Purchase of property and equipment, net....   (584,136)   (383,670)   (427,053)
 Decrease (increase) in short-term
  investments...............................   (500,000)    500,000         --
 Decrease (increase) in other assets........    (39,929)      4,063     (37,581)
                                             ----------  ----------  ----------
   Net cash provided by (used in) investing
    activities.............................. (1,124,065)    120,393    (464,634)
                                             ----------  ----------  ----------
Cash flows from financing activities:
 Proceeds from exercise of stock options....     11,945       6,575      11,395
 Payments on capital lease obligations......        --          --     (161,962)
 Deferred financing costs...................        --          --     (127,000)
                                             ----------  ----------  ----------
   Net cash provided by (used in) financing
    activities..............................     11,945       6,575    (277,567)
                                             ----------  ----------  ----------
Net increase (decrease) in cash and cash
 equivalents................................    905,157   1,175,266    (900,188)
Cash and cash equivalents, beginning of
 year.......................................    481,489   1,386,646   2,561,912
                                             ----------  ----------  ----------
Cash and cash equivalents, end of year...... $1,386,646  $2,561,912  $1,661,724
                                             ==========  ==========  ==========
Supplemental disclosure of cash flow
 information:
 Cash paid during the year for--
 Interest................................... $    6,698  $   98,487  $   53,001
                                             ==========  ==========  ==========
 Income taxes............................... $   48,000  $   74,000  $  351,000
                                             ==========  ==========  ==========
Supplemental disclosure of non-cash
 investing and financing activities:
 Assets acquired under capital leases....... $      --   $      --   $  198,850
                                             ==========  ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Vivid Technologies, Inc. (the Company) is a leading developer, manufacturer and marketer of automated inspection systems which detect plastic and other explosives in airline baggage.

  The Company currently sells the majority of its products to one customer, BAA plc (BAA). BAA is scheduled to complete deployment of checked baggage explosives detection systems at its seven airports by the end of 1997. As a result, the Company expects that new orders from BAA will decrease during fiscal 1997. The inability of the Company to obtain orders from customers other than BAA would have a material adverse effect on the Company's business and financial condition.

  The accompanying consolidated financial statements reflect the application of the accounting policies as described below.

 (A) Pro Forma Presentation

  The pro forma consolidated balance sheet as of September 30, 1996 reflects the automatic conversion of all outstanding shares of Series B and Series D convertible preferred stock into an aggregate of 5,045,850 shares of common stock, which will occur upon the closing of the Company's proposed initial public offering (See Note 5).

 (B) Net Income per Common and Common Equivalent Share

  Net income per common and common equivalent share is based on the pro forma weighted average number of common and common equivalent shares outstanding during the period, assuming the automatic conversion of all outstanding shares of convertible preferred stock into 5,045,850 shares of common stock. Pursuant to the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued during the 12 months immediately prior to the date of the initial filing of the Company's registration statement have been included in the calculation of weighted average number of common shares outstanding for all periods presented using the treasury stock method. Fair market value for the purpose of the calculation was assumed to be $13.00. Common stock equivalents issued in earlier periods have been included when the effect would be dilutive.

 (C) Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Vivid Technologies UK Ltd. and Vivid Foreign Sales Corporation. All material intercompany transactions and balances have been eliminated in consolidation.

 (D) Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (E) Cash and Cash Equivalents

  The Company considers all highly liquid securities with original maturities of three months or less to be cash equivalents.

  The Company accounts for investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, investments for which the Company has the positive intent and ability to hold to maturity are reported at amortized cost, which approximates fair market value, and are classified as held-to-maturity. At September 30,

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

1995, these investments consist of U.S. Government securities and are classified as cash equivalents. Investments purchased to be held for indefinite periods of time, and not intended to be held until maturity, are classified as available-for-sale. At September 30, 1995 and 1996, these investments consist of a pooled fund, managed by the Company's bank, which invests primarily in United States Government fixed-income securities and are included in cash equivalents and reported at cost, which approximates fair market value.

 (F) Concentration of Credit Risk and Significant Customers

  SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance sheet and credit risk concentrations. Financial instruments that subject the Company to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places its investments in highly rated financial institutions. The Company has not experienced any losses on these investments to date. Accounts receivable in the amounts of approximately $519,000 and $3,505,000 at September 30, 1995 and 1996, respectively, were due from BAA, a customer outside the United States, who accounted for 88%, 76% and 79% of revenues in fiscal 1994, 1995 and 1996, respectively. The Company has not experienced any material losses related to receivables from individual customers or groups of customers in the baggage security and inspection industry.

 (G) Disclosure of Fair Value of Financial Instruments

  The Company's financial instruments consist mainly of cash and cash equivalents, accounts receivable, and accounts payable. The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments.

 (H) Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                                                               SEPTEMBER 30,
                                                           ---------------------
                                                              1995       1996
                                                           ---------- ----------
     Raw materials........................................ $2,294,010 $3,336,696
     Work-in-process......................................    721,093    858,983
     Finished goods.......................................    169,365    545,979
                                                           ---------- ----------
                                                           $3,184,468 $4,741,658
                                                           ========== ==========

  Finished goods consist of materials, labor and overhead.

 (I) Depreciation and Amortization

  The Company provides for depreciation and amortization by charges to operations using the straight-line and declining-balance methods, which allocate the cost of property and equipment over their estimated useful lives, as follows:

                                                                     ESTIMATED
     ASSETS CLASSIFICATION                                          USEFUL LIFE
     ---------------------                                         -------------
     Machinery and equipment......................................    5 Years
     Furniture and fixtures.......................................    7 Years
     Leasehold improvements....................................... Life of lease
     Equipment under capital leases............................... Life of lease

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

 (J) Other Assets

  Other assets consist primarily of patent costs, which are being amortized over 10 years using the straight-line method, deferred financing costs associated with the Company's initial public offering contemplated herein, and deposits. The Company assesses the realizability of these intangible assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. The Company has not recorded any impairment of its intangible assets to date and periodically reviews the realizability of these intangible assets.

 (K) Revenue Recognition

  The Company recognizes product revenue upon shipment. The Company's product sales are not conditioned upon satisfactory installation by the Company. Installation is typically performed by the customer or a systems integrator of the airport's baggage handling system. However, the Company has typically assisted the systems integrator and accordingly accrues for estimated installation costs, in addition to estimated warranty costs, at the time of shipment. Other revenues, which consist primarily of development revenues, are recorded as the services are rendered. During 1995 and 1996 the Company recognized revenue of approximately $1,355,000 and $716,000, respectively, under a research and development grant from the U.S. Government. In accordance with the terms of the grant, the Company was paid approximately $2,100,000 under a cost reimbursement type award to pursue certain explosives detection research. As of September 30, 1996, the Company's obligations under the grant were satisfied and all funding had been received.

  At September 30, 1996, the Company had received a customer advance from BAA that represents payments received prior to the shipment of the product.

 (L) Research and Development and Software Development Costs

  Research and development costs have been charged to operations as incurred. SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires the capitalization of certain computer software development costs incurred after technological feasibility is established. The Company believes that once technological feasibility of a software product has been established, the additional development costs incurred to bring the product to a commercially acceptable level are not significant.

 (M) State of Incorporation

  On October 25, 1996 the Company approved the change of its state of incorporation from Massachusetts to Delaware.

(2) INCOME TAXES

  The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, the objective of which is to recognize the amount of current and deferred income taxes at the date of the financial statements as a result of all differences in the tax basis and financial statement carrying amount of assets and liabilities as measured by enacted tax laws.

  The approximate income tax effect of each type of temporary difference and carryforward is as follows:

                                                             SEPTEMBER 30,
                                                          ---------------------
                                                             1995       1996
                                                          ----------  ---------
     Research and development credit carryforwards....... $  228,000   $ 69,000
     Foreign net operating losses........................        --      51,000
     Nondeductible accruals..............................    190,000     97,000
     Nondeductible reserves..............................    515,000    278,000
     Unamortized start-up costs..........................     97,000     24,000
     Other temporary differences.........................      9,000      2,000
     Valuation allowance................................. (1,039,000)  (340,000)
                                                          ----------  ---------
       Net deferred tax asset............................ $      --   $ 181,000
                                                          ==========  =========

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

  At September 30, 1996, the Company has research and development credit carryforwards for federal income tax purposes of approximately $69,000. The research and development credit carryforwards expire from 2007 through 2010 and are subject to review and possible adjustment by the Internal Revenue Service.

  Under SFAS No. 109, the Company recognizes a deferred tax asset for the future benefit of its temporary differences if it concludes that it is more likely than not that the deferred tax asset will be realized. The reduction in the valuation allowance from September 30, 1995 to September 30, 1996 is due to managment's belief that it is more likely than not that the majority of the deferred tax assets will be realized.

  A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                              SEPTEMBER 30,
                                                            -------------------
                                                            1994   1995   1996
                                                            -----  -----  -----
     Income tax provision at federal statutory rate........  34.0%  34.0%  34.0%
     Increase (decrease) in tax resulting from--
       State tax provision, net of federal benefit.........   6.3    6.3    8.1
       Foreign net operating losses not benefited..........   --     --     4.1
       Net operating loss carryforwards utilized........... (38.9) (31.2)   --
       Reduction in valuation allowance....................   --     --   (15.5)
       Research and development tax credit utilized........   --    (6.8) (24.1)
       Alternative minimum taxes...........................   2.0    2.0    --
       Foreign sales corporation benefit...................   --     --    (7.5)
       Other...............................................   --     --     0.9
                                                            -----  -----  -----
         Effective tax rate................................   3.4%   4.3%   -- %
                                                            =====  =====  =====

  The provision for income taxes in the accompanying consolidated statements of operations consists of the following:

                                                            SEPTEMBER 30,
                                                      -------------------------
                                                        1994    1995     1996
                                                      -------- ------- --------
     Federal--
       Current....................................... $100,000 $90,000 $179,000
       Deferred......................................      --      --  (179,000)
                                                      -------- ------- --------
                                                       100,000  90,000      --
                                                      -------- ------- --------
     State--
       Current.......................................      --      --     2,000
       Deferred......................................      --      --    (2,000)
                                                      -------- ------- --------
                                                      $100,000 $90,000 $    --
                                                      ======== ======= ========

(3) LINE OF CREDIT

  The Company has a secured demand line of credit with a bank for $3,000,000. Borrowings under the line, which are limited to a percentage of eligible accounts receivable and inventories, as defined, are available through February 28, 1997. Borrowings under the line bear interest at the bank's prime rate (8.25% at September 30, 1996). There were no amounts outstanding under this line at September 30, 1995 and 1996. The line of credit is collateralized by substantially all assets of the Company.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

(4) REDEEMABLE PREFERRED STOCK

  At September 30, 1996, the Company has authorized 578,065 shares of redeemable preferred stock, par value $.01 per share, of which 234,375 shares and 343,690 shares have been designed as Series A and Series C redeemable preferred stock, respectively. The redeemable preferred stockholders have the following rights and privileges:

 (A) Voting

  The holders of Series A and Series C redeemable preferred stock have no voting rights, unless the Company fails to redeem the Series A or Series C redeemable preferred stock, as required, upon which the Series A or the Series C redeemable preferred stockholders shall be entitled to elect the least amount of directors that would constitute a majority of the Board of Directors. No other voting rights exist for holders of Series A and Series C redeemable preferred stock.

 (B) Liquidation

  The Series C redeemable preferred stockholders have a liquidation preference over Series A, Series B and Series D preferred stockholders and common stockholders in the amount of $10 per share. The Series A redeemable preferred stockholders have a liquidation preference over the Series B convertible preferred stockholders and common stockholders in the amount of $10 per share.

 (C) Dividends

  Series C redeemable preferred stockholders are entitled to dividends, if and when declared by the Board of Directors, at the rate of $.10 per share. After all Series C redeemable preferred dividends have been paid, Series A redeemable preferred stockholders are entitled to dividends, if and when declared by the Board of Directors, at a rate of $.10 per share. Dividends are not cumulative. To date, the Company has not declared or paid any dividends.

 (D) Redemptions

  The Company has the option to redeem Series A and Series C redeemable preferred stock at any time for $10 per share plus any accrued but unpaid dividends. The holders of the Series A preferred stock and Series C preferred stock deferred and waived certain of the Company's mandatory redemption obligations with respect to such preferred stock. The waivers remain effective through November 1, 1996 and thereafter until the holders of not less than 60% of the shares of the applicable series provide the Company with 60 days prior notice of their intention to reinstate the Company's mandatory redemption obligations with respect to the covered shares. Absent the waiver, the Company is required to redeem the Series A and Series C redeemable preferred stock for $10 per share plus any accrued but unpaid dividends, provided that funds are legally available, as follows:

  SERIES C REDEEMABLE PREFERRED STOCK

  . On the 90th day following the end of each fiscal year, the number of shares equal to the lesser of 25% of net income, if any, for the fiscal year or 33 1/3% of cash flows, as defined, for the fiscal year, divided by the redemption price per share.

  . On June 22, 1995, 75,000 shares of the outstanding shares of Series C redeemable preferred stock, less any shares previously redeemed.

  . On January 25, 1996, 90,000 shares of the outstanding shares of Series C redeemable preferred stock.

  . On June 22, 1996, all remaining outstanding shares of Series C redeemable preferred stock.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

  SERIES A REDEEMABLE PREFERRED STOCK

  . On the 90th day following the end of each fiscal year, the number of shares equal to 25% of net income, if any, for the fiscal year, divided by the redemption price per share, provided that the Series C redeemable preferred stock has been fully redeemed.

  . On June 22, 1996, 60,000 shares of the outstanding shares of Series A redeemable preferred stock, less any shares previously redeemed.

  . On January 25, 1997, 90,000 shares of the outstanding shares of Series A redeemable preferred stock.

  . On June 22, 1997, all remaining outstanding shares of Series A redeemable preferred stock.

(5) CONVERTIBLE PREFERRED STOCK

 Authorized Preferred Stock

  On October 25, 1996, the Company approved the filing of a Restated Certificate of Incorporation (the Restated Certificate of Incorporation) which provides for a new class of undesignated $.01 par value preferred stock. Upon the filing of the Restated Certificate of Incorporation, the Series A, B, C and D preferred stock will no longer be authorized. The Company will be authorized to issue up to 1,000,000 shares of this undesignated preferred stock. The Restated Certificate of Incorporation will be filed upon the closing of the initial public offering contemplated herein.

  At September 30, 1996, the Company has authorized 504,585 shares of convertible preferred stock, par value $.01 per share, of which 250,000 shares and 254,585 shares have been designated as Series B and Series D convertible preferred stock, respectively. The convertible preferred stockholders have the following rights and privileges:

 (A) Voting

  The holders of Series B and Series D convertible preferred stock are entitled to vote with the common stockholders as one class at the rate and number of votes that they would receive upon conversion.

 (B) Conversion

  At September 30, 1996, each share of Series B and Series D convertible preferred stock is convertible into 10 shares of common stock. This rate is adjustable under certain circumstances in the event that the Company issues additional shares of common stock, as defined, or effects a stock split or stock dividend. The right of conversion is at the option of the holder; however, the conversion is required upon the completion of an initial public offering, provided that the gross proceeds to the Company exceed $5,000,000.

 (C) Liquidation

  The Series D convertible preferred stockholders have a liquidation preference over Series A and Series B preferred stockholders and common stockholders in the amount of $1.50 per share. The Series B preferred stockholders have a liquidation preference over the common stockholders in the amount of $.625 per share.

 (D) Dividends

  After all Series A and Series C redeemable preferred dividends have been paid, Series B and Series D convertible preferred stockholders may receive dividends, at a rate equal to dividends declared on common stock, before any dividends are paid on common stock. Dividends are not cumulative. No cash dividends were declared or paid as of September 30, 1996.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

(6) STOCK PURCHASE WARRANTS

  In conjunction with a $400,000 promissory note issued in fiscal 1992 and repaid in fiscal 1993, the Company sold a warrant, at nominal value, to purchase 42,667 shares of the Company's common stock at $1.50 per share. The warrant expires at various dates after February 2000 or five years after the completion of an initial public offering of the Company's common stock with aggregate proceeds of at least $5,000,000.

  In conjunction with the issuance of certain convertible notes in fiscal 1993, the Company issued, at nominal value, warrants to purchase 361,002 shares of the Company's common stock for $1.50 per share. The warrants expire the earlier of 10 years from the date of issue or five years after the completion of an initial public offering of the Company's common stock, with aggregate proceeds of at least $5,000,000.

(7) COMMON STOCK

 (A) Stock Options

  The Company's 1989 Combination Stock Option Plan (the Plan) provides for the grant to key employees incentive stock options to purchase shares of the Company's common stock at a price not less than fair market value as determined by the Board of Directors, or nonqualified options at a price specified by the Board of Directors. As of September 30, 1996, the Company has authorized 1,250,000 shares of common stock for issuance under the Plan, of which options to purchase 1,186,200 shares have been granted and 225,520 shares have been exercised. These options generally vest over a five-year period. A summary of stock option activity is as follows:

                                                        SHARES   PRICE PER SHARE
                                                       --------  ---------------
     Outstanding, September 30, 1993..................  642,500    $.10-- $.50
       Granted........................................  177,750     .50-- 1.00
       Exercised...................................... (101,850)    .10--  .50
       Terminated.....................................   (6,150)    .10--  .50
                                                       --------    -----------
     Outstanding, September 30, 1994..................  712,250     .10-- 1.00
       Granted........................................  119,250       1.00
       Exercised......................................  (26,750)    .10--  .50
       Terminated.....................................  (47,330)    .50-- 1.00
                                                       --------    -----------
     Outstanding, September 30, 1995..................  757,420     .10-- 1.00
       Granted........................................  157,750    1.00-- 3.00
       Exercised......................................  (51,170)    .10-- 1.00
       Terminated.....................................   (7,100)    .50-- 1.00
                                                       --------    -----------
     Outstanding, September 30, 1996..................  856,900    $.10--$3.00
                                                       ========    ===========
     Exercisable, September 30, 1996..................  487,350    $.10--$1.00
                                                       ========    ===========

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to financial statements. The Company is required to adopt SFAS No. 123 in fiscal 1997 and has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to financial statements using the fair-value-based method beginning in the year ending September 30, 1997, with comparable disclosures for the year ended September 30, 1996. The Company has not determined the impact of these pro forma adjustments. Subsequent to September 30, 1996, the Company granted options to purchase 23,700 shares of common stock at an exercise price of $9.50 per share.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

  On October 25, 1996, the Company approved the 1996 Equity Incentive Plan (the Equity Plan) and the 1996 Nonemployee Director Stock Option Plan (the Director Plan). Under the Equity Plan and the Director Plan, the Company is authorized to grant options to purchase 750,000 shares and 125,000 shares, respectively, of the Company's common stock.

 (B) Issuance of Common Stock

  In July 1996, the Company issued 15,000 shares of common stock to BAA at no cost in lieu of fees on certain sales of the Company's products for which BAA provided substantial assistance through access to BAA's facilities and liaison activities. The Company has recorded a $45,000 charge to selling and marketing expenses for the issuance of these shares.

 (C) Authorized Common Stock

  On September 26, 1996, the Company increased the number of authorized shares of common stock to 10,000,000. On October 25, 1996, the Company approved the Restated Certificate of Incorporation which includes an increase in the number of authorized shares of common stock to 30,000,000. The Restated Certificate of Incorporation will be filed upon the closing of the initial public offering contemplated herein.

(8) RESERVED COMMON STOCK

  The Company has reserved the following number of common shares as of September 30, 1996:

     Conversion of Series B convertible preferred stock............... 2,500,000
     Conversion of Series D convertible preferred stock............... 2,545,850
     Exercise of stock purchase warrants..............................   403,669
     Exercise of stock options........................................ 1,024,480
                                                                       ---------
                                                                       6,473,999
                                                                       =========

(9) GEOGRAPHICAL SALES DATA

  Export sales as a percentage of total sales are as follows:

                                                    YEAR ENDED SEPTEMBER 30,
                                                   ----------------------------
                                                     1994      1995      1996
                                                   --------  --------  --------
Europe............................................     92.7%     90.6%     95.0%
Other.............................................      4.6       --        0.4
                                                   --------  --------  --------
  Total...........................................     97.3%     90.6%     95.4%
                                                   ========  ========  ========

Substantially all of the Company's assets are located in the United States.

(10) RELATED PARTY TRANSACTIONS

 (A) Management Services Agreement

  The Company has an agreement with Hologic, Inc. (Hologic), an affiliated company, whereby Hologic provides management, administrative and support services. In addition, the Company subleased its facilities from Hologic under a sublease agreement, which was terminated in February 1996, for approximately $15,000 per month. The Company paid Hologic for all direct costs incurred, as well as a portion of Hologic's overhead costs, as defined, representing a pro rata portion of costs attributable to the Company. Expenses charged to operations under these agreements were approximately $544,000, $530,000 and $325,000 in fiscal 1994, 1995 and 1996, respectively. The Company also made purchases of approximately $229,000 and $210,000 from Hologic in fiscal 1994 and 1995, respectively. The Company had no purchases from Hologic in 1996. Approximately $463,000 and $34,000 had not been paid as of September 30, 1995 and 1996, respectively, under the management services agreement.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

 (B) License and Technology Agreement

  The Company has an agreement with Hologic whereby the Company has a perpetual, exclusive, worldwide license to utilize certain of Hologic's technology and patents for the purpose of developing the Company's X-ray screening security systems for explosives, drugs, currency and other contraband (the Exclusive License). In September 1996, this license was amended to grant the Company a nonexclusive license to utilize these patents and technology for certain new product development for other applications (the Nonexclusive License). Royalty payments to Hologic under the Exclusive License are 5% of revenues, as defined, on the first $50 million in sales; thereafter, payments are 3% on sales up to $200 million, with no royalty payments on aggregate revenues in excess of $200 million. Royalty payments under the Nonexclusive License are 3% on sales up to $200 million, with no royalty payments on aggregate revenues in excess of $200 million. The agreement terminates by mutual agreement of the two parties or upon certain other defined circumstances. During fiscal 1994, 1995 and 1996, the Company incurred royalty expenses under the Exclusive License of approximately $688,000, $719,000 and $775,000, respectively, of which approximately $351,000 and $624,000 had not been paid as of September 30, 1995 and 1996, respectively. The Company has not incurred any royalty expenses under the Nonexclusive License.

(11) PROFIT-SHARING 401(K) PLAN

  The Company has a qualified profit-sharing plan covering substantially all of its employees. Contributions to the plan are at the discretion of the Company's Board of Directors. The Company has recorded approximately $63,000, $65,000 and $65,000 as a provision for the profit-sharing contribution for fiscal 1994, 1995 and 1996, respectively.

(12) COMMITMENTS AND CONTINGENCIES

 (A) Operating Leases

  In March 1996, the Company moved into its new operating facility. The Company is renting the facility under an operating lease which expires in February 2001. The Company's future minimum lease payments under all operating leases as of September 30, 1996 are approximately as follows:

            YEAR                                 AMOUNT
            ----                               ----------
            1997.............................. $  389,000
            1998..............................    389,000
            1999..............................    389,000
            2000..............................    389,000
            2001..............................    162,000
                                               ----------
                                               $1,718,000
                                               ==========

  Rent expense charged to operations for the years ended September 30, 1994, 1995 and the first five months of fiscal 1996 was approximately $15,000 per month as a part of the management services agreement with Hologic (see Note 10(A)). Rent expense charged to operations since the Company moved operating facilities through September 30, 1996 was approximately $227,000.

 (B) Capital Leases

  The Company leases certain equipment under capital leases. The leases expire through June 1997, and the interest rates range from 9.4% to 12.6%. Total remaining payments, including interest, are approximately $42,000.

                   VIVID TECHNOLOGIES, INC. AND SUBSIDIARIES

 (C) Patent Infringement Claims

  In October 1994, EG&G filed a patent infringement claim against the Company in the United States District Court for the District of Massachusetts, alleging that certain of the Company's products infringed a patent held by EG&G. EG&G sought damages and expenses from the Company and sought to enjoin the Company from selling products that allegedly infringed the EG&G patent. In December 1994, the Company filed an answer denying any infringement and counterclaims seeking to invalidate the EG&G patent and alleging that EG&G infringed three patents owned or licensed by the Company. On November 6, 1996, the Company and EG&G entered into a settlement agreement relating to this litigation. Amounts incurred related to the claim, including the settlement, are included in litigation expenses in the accompanying statements of operations.

  In May 1996, in response to allegations made by AS&E to third parties that the Company was infringing AS&E's patents, the Company filed an action in the United States District Court for the District of Massachusetts seeking a declaratory judgment that the Company is not infringing AS&E's patents. In August 1996, AS&E filed an answer and counterclaim alleging that the Company is infringing one or more of eight AS&E patents. In October 1996, the court dismissed AS&E's infringement counterclaims, but has allowed AS&E to raise more specific infringement counterclaims upon AS&E asserting factual support for such claims. The Company does not believe that it is infringing any valid patents of AS&E and is vigorously pursuing its position. However, there can be no assurance that the Company will prevail in its litigation or reach a favorable settlement with AS&E. Currently, management does not believe that it is probable that future events related to this litigation will have a material adverse effect on the Company's financial statements.

 (D) Patent License Agreement

  During fiscal 1996, the Company entered into a patent license agreement for the exclusive license of certain explosives detection technology. Under this agreement, the Company is required to pay aggregate royalties of up to $1,000,000 based on net sales, as defined. During fiscal 1996, the Company incurred approximately $28,000 of royalty expense related to this agreement.

(13) ACCRUED EXPENSES

  Accrued expenses in the accompanying consolidated balance sheets consist of the following:

                                                              SEPTEMBER 30,
                                                          ---------------------
                                                             1995       1996
                                                          ---------- ----------
     Payroll and payroll related......................... $  454,197 $  513,967
     Accrued warranty....................................    773,000    773,000
     Accrued royalties...................................    350,948    651,424
     Accrued legal.......................................     61,188  1,291,877
     Other...............................................    637,550    202,646
                                                          ---------- ----------
                                                          $2,276,883 $3,432,914
                                                          ========== ==========

[Three photographs of installations of the Company's systems at various airports.]

Caption: Vivid Systems installed at BAA Airports.

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 No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, or any U.S. Underwriter. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                           ------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  11
Dividend Policy..........................................................  11
Dilution.................................................................  12
Capitalization...........................................................  13
Selected Consolidated Financial Data.....................................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  15
Business.................................................................  22
Management...............................................................  35
Certain Transactions.....................................................  41
Principal Stockholders...................................................  43
Description of Securities................................................  45
Certain United States Federal Tax Consequences to Non-United States
 Holders.................................................................  48
Shares Eligible for Future Sale..........................................  50
Underwriting.............................................................  52
Legal Matters............................................................  55
Experts..................................................................  55
Additional Information...................................................  55
Index to Consolidated Financial Statements............................... F-1

                              ------------------

 Until January 5, 1997 (25 days after the date of this Prospectus), all deal-ers effecting transactions in the registered securities, whether or not par-ticipating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when act-ing as underwriters and with respect to their unsold allotments or subscriptions.

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                               2,000,000 SHARES

                       TECHNOLOGIES
                       INCORPORATED
  LOGO

                                 COMMON STOCK

                              ------------------

                                  PROSPECTUS
                               December 11, 1996

                              ------------------


                                LEHMAN BROTHERS

                                COWEN & COMPANY

                            NEEDHAM & COMPANY, INC.

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